ITEM 6. SELECTED FINANCIAL DATA

FIVE-YEAR FINANCIAL SUMMARY

in millions, except per share and ratio data
	2007	2006	2005	2004	2003
Summary of Operations
Sales	$25,729	$24,589	$24,801	$25,192	$23,608
Operating income (loss)	613	(50)	655	733	785
Net interest expense	224	238	227	275	296
Income (loss) from continuing operations	268	(174)	314	285	306
Income (loss) from discontinued operation	-	(17)	58	118	31
Cumulative effect of change in accounting principle	-	(5)	-	-	-
Net income (loss)	268	(196)	372	403	337
Diluted earnings (loss) per share:
Income (loss) from continuing operations	0.75	(0.51)	0.88	0.80	0.87
Income (loss) from discontinued operation	-	(0.05)	0.16	0.33	0.09
Cumulative effect of change in accounting principle	-	(0.02)	-	-	-
Net income (loss)	0.75	(0.58)	1.04	1.13	0.96
Dividends per share:
Class A	0.160	0.160	0.160	0.160	0.160
Class B	0.144	0.144	0.144	0.144	0.144
Balance Sheet Data
Total assets	$10,227	$11,121	$10,504	$10,464	$10,486
Total debt	2,779	3,979	2,995	3,362	3,604
Shareholders' equity	4,731	4,440	4,671	4,292	3,954
Other Key Financial Measures
Depreciation and amortization	$514	$517	$501	$490	$458
Capital expenditures	285	531	571	486	402
Return on invested capital	7.7%	(0.6)%	8.6%	9.6%	10.3%
Effective tax rate	34.6%	35.0%	28.7%	37.7%	35.6%
Total debt to capitalization	37.0%	47.3%	39.1%	43.9%	47.7%
Book value per share	$13.31	$12.51	$13.19	$12.19	$11.21
Closing stock price high	24.08	18.70	19.47	21.06	14.42
Closing stock price low	14.20	12.92	14.12	12.59	7.28

Notes to Five-Year Financial Summary
a.

In June 2008, we executed a letter of intent to sell the beef processing, cattle feedyard and fertilizer assets of Lakeside Farm Industries Ltd. We are reporting Lakeside as a discontinued operation for all periods presented.

b.	Fiscal 2007 includes tax expense of $17 million related to a fixed asset tax cost correction, primarily related to a fixed asset system conversion in 1999.
c.	Fiscal 2006 includes $63 million of pretax charges primarily related to closing one poultry plant, two beef plants and two prepared foods plants.
d.

Fiscal 2005 includes $33 million of pretax charges related to a legal settlement involving our live swine operations, a non-recurring income tax net benefit of $15 million including benefit from the reversal of certain income tax reserves, partially offset by an income tax charge related to the one-time repatriation of foreign income under the American Jobs Creation Act and $14 million of pretax charges primarily related to closing two poultry plants and one prepared foods plant. Additionally, the effective tax rate was affected by the federal income tax effect of the Medicare Part D subsidy in fiscal 2005 of $55 million because this amount was not subject to federal income tax.

e.

Fiscal 2004 includes $61 million of pretax BSE-related charges, $40 million of pretax charges primarily related to closing one poultry and three prepared foods operations, $25 million of pretax charges related to the impairment of intangible assets and $21 million of pretax charges related to fixed asset write-downs.

f.	Fiscal 2004 was a 53-week year, while the other years presented were 52-week years.
g.	Fiscal 2003 includes $167 million of pretax gains related to vitamin antitrust litigation settlements received and $76 million of pretax charges related to closing four poultry operations.
h.	Return on invested capital is calculated by dividing operating income (loss) by the sum of the average of beginning and ending total debt and shareholders’ equity.
i.

The 2006 total debt to capitalization ratio is not adjusted for the $750 million short-term investment we had on deposit at September 30, 2006. When adjusted for the $750 million short-term investment, the debt to capitalization ratio was 42.1%.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF THE COMPANY

We are the world’s largest meat protein company and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in four segments: Chicken, Beef, Pork and Prepared Foods. Some of the key factors that influence our business are customer demand for our products, the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace, accessibility of international markets, market prices for our chicken, beef and pork products, the cost of live cattle and hogs, raw materials and grain and operating efficiencies of our facilities.

OVERVIEW

In fiscal 2007, we had significant improvements in all segments. In total, operating income improved by $663 million from last year. The following are some of the highlights for fiscal 2007:

●

Chicken Segment - Despite increased grain costs in fiscal 2007, our Chicken segment results improved largely due to increased average sales prices, partially offset by a decrease in sales volumes. Additionally, we sold two commodity chicken plants in May 2007 and did not rebuild another chicken plant closed due to a fire in late fiscal 2006.

●

Beef Segment - Operating cost efficiencies and yield improvements led to improved operating margins. Beef segment operating cost efficiencies benefited from closure of three beef plants, two of which were closed in fiscal 2006 and another which closed in early fiscal 2007.

●	Pork Segment – Operating cost efficiencies and yield improvements led to improved operating margins.
●	Prepared Foods Segment– Improvements in our Prepared Foods segment were primarily due to increased average sales prices.
●	We achieved savings goal related to the Cost Management Initiative.
●	Total debt outstanding at September 29, 2007, was reduced to $2.8 billion, which is the lowest debt level since our acquisition of IBP, inc. in 2001
●

In June 2008, we executed a letter of intent to sell Lakeside Farm Industries (Lakeside), our Canadian beef operation, to XL Foods, Inc., a Canadian-owned beef processing business. Under the terms of the letter of intent, Tyson will sell Lakeside for $106 million and retain the finished product inventory, accounts receivable and accounts payable of Lakeside as of the closing date. XL Foods will pay an additional amount for cattle inventory, fertilizer inventory and packaging assets, estimated to approximate $85 million. The transaction remains subject to government approvals, receipt of commercially reasonable financing by XL Foods, Inc. and execution of a definitive agreement by the parties. The results of Lakeside are reported as a discontinued operation.

	in millions, except per share data
	2007	2006	2005
Net income (loss)	$268	$(196)	$372
Net income (loss) per diluted share	0.75	(0.58)	1.04

2007 – Net income (loss) includes the following item:
●	$17 million of tax expense related to a fixed asset tax cost correction, primarily related to a fixed asset system conversion in 1999.
2006 – Net income (loss) includes the following items:
●	$63 million of costs related to beef, prepared foods and poultry plant closings;
●

$19 million of charges related to our Cost Management Initiative and other business consolidation efforts which included severance expense, product rationalization costs and related intangible asset impairment expenses;

●	$15 million tax expense resulting from a review of our tax account balances; and
●

$5 million charge related to the cumulative effect of a change in accounting principle due to adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143 (FIN 47).

2005 – Net income (loss) includes the following items:
●	The effective tax rate benefited from the federal income tax effect of the Medicare Part D subsidy in fiscal 2005 of $55 million because this amount was not subject to federal income tax;
●	$15 million non-recurring income tax net benefit, which includes the reversal of tax reserves, partially offset by an income tax charge related to the repatriation of foreign income;
●	$33 million of costs related to a legal settlement involving our live swine operations; and
●	$14 million of costs for poultry and prepared foods plant closings.

OUTLOOK

The following elements comprise our long-term strategic plan:

•

Create innovative and insight-driven food solutions – discover and sell market-leading products and services to grow Tyson’s brand equity and help our customers succeed through our commitment to joint value creation

•	Optimize commodity business models – emphasize cost focus in operations, manage margins and maximize revenue by capitalizing on scale, yield, pricing, product mix and services
•	Build a multi-national enterprise – accelerate expansion in cost competitive regions and markets with the greatest growth potential as well as increase and diversify United States exports
•

Revolutionize conversion of raw materials and by-products into high-margin initiatives – commercialize opportunities outside the core business, such as renewable energy and other technologically-advanced platforms

In fiscal 2007, we announced a strategic alliance with ConocoPhillips, which will produce and market renewable diesel fuel. The alliance plans to use our poultry, beef and pork by-product fat to produce an on-highway transportation fuel. Production is expected to begin in the first quarter of fiscal 2008. We do not expect this alliance to have a significant impact to our earnings in fiscal 2008.

Also in fiscal 2007, we formed a 50/50 joint venture with Syntroleum Corporation. The joint venture, Dynamic Fuels LLC, will produce renewable synthetic fuels targeting the renewable diesel, jet and military fuel markets. Construction of production facilities is expected to begin in fiscal 2008 and continue through fiscal 2009, with production targeted for 2010.

We are working to potentially close two integrated poultry joint ventures in China, as well as an integrated poultry deal in Brazil. We expect to close two of these transactions by the end of the second quarter of fiscal 2008, with the third to be completed in the third quarter of fiscal 2008.

Our outlook for fiscal 2008 includes:

•	Diluted earnings per share in the range of $0.30 to $0.70
•	Sales expected to be approximately $28 billion
•	Capital spending of $425 - $475 million
•	Net interest expense of approximately $200 million

Our outlook for segments in fiscal 2008 includes:

•

Chicken – We expect to participate in the increase of industry-wide chicken supplies, which we think will be up 3-4% over fiscal 2007. Based on our current sales projections, we plan to increase our production volume to meet our customers’ needs. However, we anticipate an increase in grain costs in excess of $300 million, as compared to fiscal 2007, which we will be working to mitigate through risk management and pricing.

•

Beef – We expect to continue building on the operational execution improvements from fiscal 2007; however, the beginning of fiscal 2008 has been a very difficult and volatile environment for the industry. The current environment is the result of the industry processing too much cattle relative to supply and demand, which has a negative impact to operating margins. Historically, these conditions have had a limited duration.

•	Pork – We expect an increase in pork supplies of between 1-2%, which should lead to better results in fiscal 2008, as compared to fiscal 2007.
•

Prepared Foods – We expect improvements in fiscal 2008 compared to fiscal 2007, as our SKU rationalization project is almost complete. Additionally, we anticipate lower pork raw material costs in fiscal 2008.

SUMMARY OF RESULTS – CONTINUING OPERATIONS

Sales	in millions
	2007	2006	2005
Sales	$25,729	$24,589	$24,801
Change in average sales price	5.8%	(4.0)%
Change in sales volume	(1.1)%	3.3%
Sales growth (decline)	4.6%	(0.9)%

•	2007 vs. 2006 –
•

The improvement in sales was largely due to improved average sales prices, which accounted for an increase of approximately $1.4 billion in sales. The improvement is due to better market conditions in all segments, with the majority of the increase attributable to the Chicken and Beef segments.

•

Sales were negatively impacted by a slight decrease in sales volumes, which accounted for a decrease of approximately $226 million. The decrease was driven by decreases in the Chicken and Prepared Foods segments, offset by improvements in the Beef and Pork segments. The decrease includes planned production cuts and the closure of production facilities, offset by improvements in the beef and pork export markets and improved domestic pork demand.

•	2006 vs. 2005 –
•	An oversupply of proteins led to decreased average sales prices in all segments.

Cost of Sales	in millions
	2007	2006	2005
Cost of sales	$24,300	$23,639	$23,179
Gross margin	$1,429	$950	$1,622
Cost of sales as a percentage of sales	94.4%	96.1%	93.5%

•	2007 vs. 2006 –
•	Decrease in cost of sales as a percentage of sales primarily was due to the increase in average sales prices, while average live prices and production costs did not increase at the same rate.
•	Cost of sales increased by $661 million, with an increase in cost per pound contributing to a $853 million increase, offset by a decrease in sales volumes reducing cost of sales by $192 million.
o

Increase in net grain costs of $256 million, which includes $334 million of increased grain costs, partially offset by increased net gains of $78 million from our commodity risk management activities related to grain purchases.

o	Increase in average domestic live cattle and hog costs, as well as an increase in domestic pork sales volumes, increased cost of sales by approximately $682 million.
o

Decrease in Chicken segment sales volumes decreased cost of sales by approximately $346 million, primarily due to planned production cuts, the sale of two poultry plants and the closure of a poultry plant in fiscal 2006 due to a fire.

•	2006 vs. 2005 –
•	Increase in cost of sales as a percentage of sales primarily was due to the decrease in average sales prices, while average live prices and production costs did not decrease at the same rate.
•	Increase of approximately $167 million related to energy costs.

Selling, General and Administrative	in millions
	2007	2006	2005
Selling, general and administrative	$814	$930	$920
As a percentage of sales	3.2%	3.8%	3.7%

•	2007 vs. 2006 –
•	Decrease of $39 million in advertising and sales promotion expenses.
•	Decrease of $27 million due to a favorable actuarial adjustment related to retiree healthcare plan recorded in fiscal 2007 compared to an unfavorable adjustment recorded in fiscal 2006.
•	Decrease of $15 million in other professional fees.
•	Decrease of $18 million due to a gain recorded in fiscal 2007 on the disposition of an aircraft, as well as favorable investment returns on company-owned life insurance.
•

We had various other savings recognized as part of our Cost Management Initiative. These savings are in addition to some of the decreases above and include management salaries, travel, relocation and recruiting, personnel awards, as well as other various savings.

•	Increase of $18 million in earnings-based incentive compensation.
•	2006 vs. 2005 –
•	Increase of $10 million in stock compensation expense (primarily as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”).
•	Increase of $10 million related to insurance proceeds received in fiscal 2005 and increased information system services costs.
•	Decrease of $9 million related to charitable contributions.

Other Charges	in millions
	2007	2006	2005
	$2	$70	$47

•	2006 –
•	Includes $47 million of charges related to closing our Norfolk and West Point, Nebraska, operations.
•	Includes $14 million of charges related to closing our Independence and Oelwein, Iowa, operations.
•	Includes $9 million of severance accruals related to our Cost Management Initiative announced in July 2006.
•	2005 –
•	Includes $33 million of charges related to a legal settlement involving our live swine operations.
•	Includes $14 million of charges related to closing our Cleveland Street Forest, Mississippi; Portland, Maine; and Bentonville, Arkansas, operations.

Interest Income	in millions
	2007	2006	2005
	$8	$30	$10

•	2006 – Includes $20 million of interest earned on the $750 million short-term investment held on deposit with a trustee used for the repayment of the 7.25% Notes maturing on October 1, 2006.

Interest Expense	in millions
	2007	2006	2005
Interest expense	$232	$268	$237
Average borrowing rate	7.4%	7.4%	7.5%
Change in average weekly debt	(15.9)%	15.8%
Capitalized interest	$2	$8	$6

•

2006 - The increase in interest expense primarily was due to the $1.0 billion senior unsecured notes borrowing at the end of the second quarter of fiscal 2006. We used $750 million of the proceeds from the borrowing for the repayment of the 7.25% Notes maturing on October 1, 2006.

Other Income, net	in millions
	2007	2006	2005
Other Income, net	$21	$20	$13

•	2007 –
•	Includes $14 million in foreign currency exchange gain.
•	2006 –
•	Includes $7 million gain recorded on the write-off of a capital lease obligation related to a legal settlement.
•	Includes $5 million in foreign currency exchange gain.
•	2005 –
•	Includes $8 million gain from the sale of our remaining interest in Specialty Brands, Inc.

Effective Tax Rate
	2007	2006	2005
	34.6%	35.0%	28.7%

•	2007 –
•	Increased the effective tax rate 4.2% due to a fixed asset tax cost correction, primarily related to a fixed asset system conversion in 1999.
•

Increased the effective tax rate 3.2% due to the federal income tax effect of the reductions in estimated Medicare Part D subsidy in fiscal 2007, which is not deductible for federal income tax purposes.

•	Reduced the effective tax rate 4.6% due to the reduction of income tax reserves based on favorable settlement of disputed matters.
•	2006 –
•	Reduced the effective tax rate 5.1% due to expense recorded in fiscal 2006 as a result of the tax account balance review.
•	Reduced the effective tax rate 1.8% due to the federal income tax effect of the reductions in estimated Medicare Part D subsidy in fiscal 2006, which is not deductible for federal income tax purposes.
•	2005 –
•	Reduced the effective tax rate 4.1% due to the reduction of income tax reserves based on favorable settlement of disputed matters.
•	Reduced the effective tax rate 3.6% related to the fiscal 2005 estimated future Medicare Part D subsidy.
•	Increased the effective tax rate 4.2% related to the repatriation of earnings of foreign subsidiaries as allowed by the American Jobs Creation Act.

Cumulative Effect of Change in Accounting Principle, Net of Tax	in millions
	2007	2006	2005
	$-	$5	$-

•	2006 – Transition charge related to the adoption of FIN 47.

SEGMENT RESULTS

We operate in four segments: Chicken, Beef, Pork and Prepared Foods. The following table is a summary of sales and operating income (loss), which is how we measure segment income (loss).

				in millions
	Sales			Operating Income (Loss)
	2007	2006	2005	2007	2006	2005
Chicken	$8,188	$7,928	$8,295	$280	$53	$582
Beef	11,532	10,855	10,405	34	(269)	(102)
Pork	3,309	3,060	3,247	135	47	47
Prepared Foods	2,660	2,692	2,801	81	45	78
Other	40	54	53	83	74	50
Total	$25,729	$24,589	$24,801	$613	$(50)	$655

Chicken Segment Results	in millions
	2007	2006	Change 2007 vs. 2006	2005	Change 2006 vs. 2005
Sales	$8,188	$7,928	$260	$8,295	$(367)
Sales Volume Change			(4.7)%		3.0%
Average Sales Price Change			8.4%		(7.2)%

Operating Income	$280	$53	$227	$582	$(529)
Operating Margin	3.4%	0.7%		7.0%

•	2007 – Operating income includes a $10 million gain on the sale of two poultry plants and related support facilities.
•	2006 – Operating income includes $9 million of charges related to our Cost Management Initiative, other business consolidation efforts and plant closing costs.
•	2005 – Operating income includes $12 million of charges related to plant closings and $8 million of hurricane-related losses.

•	2007 vs. 2006 –
•

Sales and Operating Income – The increase in sales and operating income is due to the increase in average sales prices, partially offset by a decrease in sales volumes. The decrease in sales volumes is due to planned production cuts, the sale of two poultry plants and the closure of a poultry plant in fiscal 2006 due to a fire. The increase in average sales prices contributed to improved operating income, partially offset by an increase in net grain costs of $256 million. The increase of net grain costs includes $334 million of increased grain costs, partially offset by increased net gains of $78 million from our commodity risk management activities related to grain purchases. Additionally, operating income improved due to a decrease in selling, general and administrative expenses.

•	2006 vs. 2005 –
•

Sales and Operating Income - The decline in sales was primarily due to lower average sales prices, predominantly caused by an oversupply of proteins in the marketplace. In addition to the lower average sales prices, operating results were affected negatively by higher energy costs and decreased margins at our operations in Mexico. Fiscal 2006 operating results include realized and unrealized net gains of $6 million from our commodity risk management activities related to grain purchases compared to realized and unrealized net losses of $27 million recorded in fiscal 2005.

Beef Segment Results	in millions
	2007	2006	Change 2007 vs. 2006	2005	Change 2006 vs. 2005
Sales	$11,532	$10,855	$677	$10,405	$450
Sales Volume Change			0.9%		5.5%
Average Sales Price Change			5.3%		(1.1)%

Operating Income (Loss)	$34	$(269)	$303	$(102)	$(167)
Operating Margin	0.3%	(2.5)%		(1.0)%

•	2006 – Operating loss includes $52 million of charges related to plant closings, our Cost Management Initiative and other business consolidation efforts.
•	2005 – Operating loss includes $10 million of income received in connection with vitamin antitrust litigation.

•	Fiscal 2007 vs. 2006 –
•

Sales and Operating Income (Loss) – The increase in sales and operating income was due to higher average sales prices, as well as higher sales volumes. The operating results improvement was due to operating cost efficiencies and yield improvements, partially offset by an increase in average live prices. Also, operating results improved significantly from a decrease in selling, general and administrative expenses. Fiscal 2007 operating results include realized and unrealized net losses of $2 million from our commodity risk management activities related to forward futures contracts for live cattle, excluding the related impact from the physical sale and purchase transactions, compared to realized and unrealized net losses of $40 million recorded in fiscal 2006.

•	Fiscal 2006 vs. 2005 –
•

Sales and Operating Loss – The increase in sales was due to higher sales volumes, partially offset by slightly lower average sales prices, predominantly caused by an oversupply of proteins in the marketplace. Fiscal 2006 operating results include realized and unrealized net losses of $40 million from our commodity risk management activities related to forward futures contracts for live cattle, excluding the related impact from the physical sale and purchase transactions, compared to realized and unrealized net gains of $13 million recorded in fiscal 2005.

Pork Segment Results	in millions
	2007	2006	Change 2007 vs. 2006	2005	Change 2006 vs. 2005
Sales	$3,309	$3,060	$249	$3,247	$(187)
Sales Volume Change			5.1%		0.5%
Average Sales Price Change			2.9%		(6.2)%

Operating Income	$135	$47	$88	$47	$-
Operating Margin	4.1%	1.5%		1.4%

•	2005 – Operating income includes $33 million of charges related to a legal settlement involving our live swine operations.

•	2007 vs. 2006 –
•

Sales and Operating Income – The increase in sales and operating income was due to higher sales volumes and an increase in average sales prices, due to increased domestic demand and strong export markets. Additionally, operating income was impacted positively by improved operating cost efficiencies and yield improvements, partially offset by higher average live prices. Fiscal 2007 operating results include realized and unrealized net gains of $3 million from our commodity risk management activities related to forward futures contracts for live hogs, excluding the related impact from the physical sale and purchase transactions, compared to realized and unrealized net losses of $15 million recorded in fiscal 2006.

•	2006 vs. 2005 –
•

Sales and Operating Income - The decline in sales was primarily due to lower average sales prices, predominantly caused by an oversupply of proteins in the marketplace. Lower average sales prices were offset partially by lower average live prices. Additionally, fiscal 2006 operating results include realized and unrealized net losses of $15 million from our commodity risk management activities related to forward futures contracts for live hogs, excluding the related impact from the physical sale and purchase transactions, compared to realized and unrealized net losses of $22 million recorded in fiscal 2005.

Prepared Foods Segment Results					in millions
	2007	2006	Change 2007 vs. 2006	2005	Change 2006 vs. 2005
Sales	$2,660	$2,692	$(32)	$2,801	$(109)
Sales Volume Change			(3.9)%		0.3%
Average Sales Price Change			2.9%		(4.2)%

Operating Income	$81	$45	$36	$78	$(33)
Operating Margin	3.0%	1.7%		2.8%

•	2007 – Operating income includes $7 million of charges related to intangible asset impairments.
•	2006 – Operating income includes $19 million of charges related to plant closings, other business consolidation efforts and our Cost Management Initiative.

•	2007 vs. 2006 –
•

Sales and Operating Income – The decline in sales primarily was due to a decrease in sales volumes, which includes reduced sales volumes on lower margin products, partially offset by an increase in average sales prices. Operating income improved primarily due to an improvement in average sales prices, partially offset by an increase in plant costs and raw material costs.

•	2006 vs. 2005 –
•	Sales and Operating Income - The decline in sales and operating income primarily was due to lower average sales prices.

LIQUIDITY AND CAPITAL RESOURCES

Our cash needs for operations growth and capital expenditures are expected to be met with cash flows provided by operating activities, as well as short-term borrowings.

Reclassification: In fiscal 2007, we reclassified $85 million and $27 million, respectively, for fiscal 2006 and fiscal 2005, in negative book cash balances from Changes in working capital reported as Operating Activities to Increase (decrease) in negative book cash balances reported as Financing Activities to conform with the current period presentation.

Cash Flows from Operating Activities	in millions
	2007	2006	2005
Net income (loss)	$268	$(196)	$372
Non-cash items in net income (loss):
Depreciation and amortization	514	517	501
Deferred taxes	5	(130)	(93)
Cumulative effect of change in accounting principle, before tax	-	9	-
Other, net	(1)	48	33
Income before changes in working capital	786	248	813
Changes in working capital	(108)	124	213
Net cash provided by operating activities	$678	$372	$1,026

Income before changes in working capital represents net income (loss) adjusted for non-cash income and expenses. Additionally, this amount represents net cash provided by operating activities prior to changes in assets and liabilities associated with operations. Changes in working capital do not include changes in property, plant and equipment associated with the Lakeside discontinued operation.

Over the past three years, cash provided by operating activities was approximately $2.1 billion, which enabled us to fund $1.4 billion in capital expenditures and pay down debt by $593 million.

Changes in working capital:

•	2007 – Operating cash flows declined due to higher inventory and accounts receivable balances, partially offset by a higher accounts payable balance.
•

2006 – Operating cash flow increased due to a lower accounts receivable balance, higher accounts payable and interest payable balances, partially offset by a lower income taxes payable/receivable balance.

•	2005 – Operating cash flow increased due to higher accounts payable and income taxes payable/receivable balances, as well as a lower accounts receivable balance.

Cash Flows from Investing Activities	in millions
	2007	2006	2005
Additions to property, plant and equipment	$(285)	$(531)	$(571)
Proceeds from sales of property, plant and equipment	76	21	47
Proceeds from sale (purchase) of marketable securities, net	16	23	(39)
Proceeds from sale (purchase) of short-term investment	770	(750)	-
Other, net	2	13	2
Net cash provided by (used for) investing activities	$579	$(1,224)	$(561)

•

Expenditures for property, plant and equipment include the acquisition of new equipment, upgrading our facilities to maintain competitive standing and position us for future opportunities. In fiscal 2007, we focused on reducing our capital spending. In fiscal 2006 and 2005, we had significant capital investing, including our new Discovery Center, the Sherman, Texas, case-ready facility and information system technology improvements.

•	At September 29, 2007, construction projects in progress will require approximately $194 million to complete. Capital spending for fiscal 2008 is expected to be between $425 million and $475 million.

•	In June 2007, we, along with Syntroleum Corporation, announced the formation of Dynamic Fuels LLC, a 50/50 joint venture, which will produce renewable synthetic fuels targeting the renewable diesel, jet and military fuel markets. We anticipate total initial capital spending of approximately $75 million for the construction of the initial facility, which is 50% of the estimated cost to construct the first facility. Construction is expected to begin in fiscal

2008 and continue through fiscal 2009, with production targeted for 2010.

•

Proceeds from sale of assets in fiscal 2007 include $40 million received related to the sale of two poultry plants and related support facilities.

•

Short-term investment purchased in fiscal 2006 with proceeds from $1.0 billion of senior unsecured notes maturing on April 1, 2016. The short-term investment was held in an interest bearing account with a trustee. In fiscal 2007, we used proceeds from sale of the short-term investment to repay our outstanding $750 million 7.25% Notes due October 1, 2006.

•

We continue to evaluate additional international and domestic growth opportunities. We are working to close potentially two integrated poultry joint ventures in China, as well as an integrated poultry deal in Brazil. We expect to close two of these transactions by the end of the second quarter of fiscal 2008, with the third to be completed in the third quarter of fiscal 2008.

Cash Flows from Financing Activities	in millions
	2007	2006	2005
Net borrowings (payments) on revolving credit facilities	$53	$158	$(384)
Payments on debt	(1,263)	(166)	(336)
Net proceeds from borrowings of debt	-	992	353
Purchases of treasury shares	(61)	(42)	(45)
Dividends	(56)	(55)	(55)
Stock options exercised	74	32	23
Increase (decrease) in negative book cash balances	9	(85)	(27)
Other, net	(8)	10	1
Net cash provided by (used for) financing activities	$(1,252)	$844	$(470)

•	Net borrowings (payments) on revolving credit facilities primarily include activity related to the accounts receivable securitization and commercial paper.
•	Payments on debt include -
•	In fiscal 2007, we used proceeds from sale of the short-term investment to repay our outstanding $750 million

7.25% Notes due October 1, 2006. In addition, we used cash from operations to reduce the amount outstanding under the Lakeside term loan by $320 million, repay the outstanding $125 million 7.45% Notes due June 1, 2007, and reduce other borrowings.

•	In fiscal 2006, we repaid the $87 million 6.125% Senior Notes due February 1, 2006, and reduced other borrowings.
•	In fiscal 2005, we repaid the $150 million 6.75% Notes due June 1, 2005, repaid the $138 million 6.625% Notes due

October 17, 2005, and reduced other borrowings.

•	Net proceeds from borrowings of debt include -
•	In fiscal 2006, we issued $1.0 billion of senior unsecured notes maturing on April 1, 2016 (2016 Notes).

The 2016 Notes carried an initial 6.60% interest rate, which now carry a 6.85% interest rate, with interest payments due semi-annually on April 1 and October 1. In fiscal 2007, proceeds were used to repay our outstanding $750 million 7.25% Notes due October 1, 2006. The remaining proceeds were used for general corporate purposes.

•	In fiscal 2005, Lakeside Farm Industries, Ltd. (Lakeside) borrowed $353 million in U.S. dollars under an unsecured three-year term loan agreement with the principal balance due at the end of the term. The agreement provides for interest rates ranging from LIBOR plus 0.4 percent to LIBOR plus one percent depending on our debt rating. Interest payments are made at least quarterly. Lakeside is one of our wholly-owned subsidiaries.

•	We have $137 million of debt due in fiscal 2008. We expect to use cash from operations or short-term borrowings to repay this debt.

Liquidity	in millions
			Outstanding
			Letters of
		Facility	Credit (no	Amount	Amount
	Expiration Date	Amount	draw downs)	Borrowed	Available
Revolving credit facility	September 2010	$1,000	$252	$-	$748
Receivables purchase agreement	Aug 2008, Aug 2010	750	-	213	537
Unused borrowing capacity					$1,285

•

The revolving credit facility supports our short-term funding needs and letters of credit. Letters of credit are issued primarily in support of workers’ compensation insurance programs and derivative activities.

•

The receivables purchase agreement is with three co-purchasers and allows us to sell up to $750 million of trade receivables, consisting of $375 million expiring in August 2008 and $375 million expiring in August 2010.

•	Our current ratio at September 29, 2007, and September 30, 2006, was 1.74 to 1 and 1.47 to 1, respectively.

Capitalization	in millions
	2007	2006	2005
Senior notes	$2,475	$3,388	$2,529
Lakeside term loan	25	345	345
Other indebtedness	279	246	121
Total Debt	$2,779	$3,979	$2,995

Total Equity	$4,731	$4,440	$4,671

Debt to Capitalization Ratio	37.0%	47.3%	39.1%

•

At September 30, 2006, we had $750 million in a short-term investment held on deposit with a trustee. Proceeds from sale of short-term investment were used to repay the $750 million 7.25% Notes due October 1, 2006. This repayment was made in fiscal 2007. When adjusted for the $750 million short-term investment held on deposit, total debt would have been $3.2 billion, with a debt to capitalization ratio of 42.1%.

Credit Ratings

On July 24, 2006, Moody’s Investors Services, Inc. (Moody’s) downgraded the credit rating applicable to the 2016 Notes from “Baa3” to “Ba1.” This downgrade increased the interest rate on the 2016 Notes from 6.60% to 6.85%, effective on the first day of the interest period during which the rating change required an adjustment to the interest rate (i.e., the issuance of the 2016 Notes). This downgrade did not have a material impact to interest expense. Additionally, on July 31, 2006, Standard & Poor’s (S&P) downgraded the credit rating applicable to the 2016 Notes from “BBB” to “BBB-.” This downgrade did not result in an increase in the interest rate on the 2016 Notes, nor did it result in an increase in interest expense or related fees for other debt.

On September 18, 2006, Tyson Fresh Meats (TFM), a wholly-owned subsidiary of the Company, guaranteed the 2016 Notes. This guarantee does not extend to the other unsecured senior notes of the Company. Moody’s and S&P did not change the July 2006 credit ratings applicable to the 2016 Notes. However, Moody’s issued a new credit rating of “Ba2,” and S&P issued a new credit rating of “BB+” related to the other unsecured senior notes not guaranteed by TFM. These new ratings did not impact the interest rate applicable to the 2016 Notes and did not have a material impact on interest expense.

S&P currently rates the 2016 Notes “BBB-,” with a negative outlook. Moody’s currently rates this debt “Ba1,” with a negative outlook. The pretax impact to earnings of a further downgrade would not be material.

Debt Covenants

Our debt agreements contain various covenants, the most restrictive of which contain maximum allowed leverage ratios and a minimum required interest coverage ratio. We were in compliance with all covenants at September 29, 2007.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements material to our financial position or results of operations. The off-balance sheet arrangements we have are guarantees of debt of outside third parties, including a lease and grower loans, and residual value guarantees covering certain operating leases for various types of equipment. See Note 8, “Commitments” of the Notes to Consolidated Financial Statements for further discussions of these guarantees.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations as of September 29, 2007:

	in millions
	Payments Due by Period
				2013 and
	2008	2009 – 2010	2011 - 2012	thereafter	Total
Debt and capital lease obligations:
Principal payments (1)	$137	$382	$1,003	$1,257	$2,779
Interest payments (2)	200	453	221	412	1,286
Guarantees (3)	16	39	33	43	131
Operating lease obligations (4)	74	87	35	14	210
Purchase obligations (5)	636	26	6	4	672
Capital expenditures (6)	194	-	-	-	194
Dynamic Fuels joint venture funding	35	35	-	-	70
Other long-term liabilities (7)	8	6	5	32	51
Total contractual commitments	$1,300	$1,028	$1,303	$1,762	$5,393

(1)	In the event of a default on payment or violation of debt covenants, acceleration of the principal payments could occur. At September 29, 2007, we were in compliance with all of our debt covenants.
(2)	Interest payments include interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective rates at September 29, 2007, and expected payment dates.
(3)

Amounts included are for the guarantees of debt of outside third parties, which involve a lease and grower loans, all of which are substantially collateralized by the underlying assets, as well as residual value guarantees covering certain operating leases for various types of equipment. The amounts included are the maximum potential amount of future payments.

(4)	Amounts included in operating lease obligations are minimum lease payments under lease agreements.
(5)

Amounts included in purchase obligations are agreements to purchase goods or services that are enforceable and legally binding and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The purchase obligations amount includes items, such as future purchase commitments for grains and livestock contracts that provide terms that meet the above criteria. We have excluded future purchase commitments for contracts that do not meet these criteria. Purchase orders have not been included in the table, as a purchase order is an authorization to purchase and may not be considered an enforceable and legally binding contract. Contracts for goods or services that contain termination clauses without penalty have also been excluded.

(6)	Amounts included in capital expenditures are estimated amounts to complete construction projects in progress as of September 29, 2007.
(7)	Amounts included in other long-term liabilities are items that meet the definition of a purchase obligation and are recorded in the Consolidated Balance Sheets.

RECENTLY ADOPTED ACCOUNTING STANDARDS AND REGULATIONS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires companies to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its consolidated balance sheet and to recognize changes in funded status in the year in which the changes occur through other comprehensive income. We adopted SFAS No. 158 at the end of fiscal 2007. This standard also requires companies to measure the funded status of a plan as of the date of its annual consolidated balance sheet, with limited exceptions. This portion of the standard has a delayed effective date, which we will adopt in fiscal 2009. See Note 12, “Pensions and Other Postretirement Benefits” in the Notes to Consolidated Financial Statements for the impact of the adoption of SFAS No. 158.

In September 2006, the Securities and Exchange Commission staff published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. We adopted SAB 108 at the end of fiscal 2007, and there was no impact on our consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R). The pronouncement requires companies to measure and recognize compensation expense for all share-based payments to employees, including grants of employee stock options, restricted stock and performance-based shares, in the financial statements based on the fair value at the date of the grant. In fiscal 2006, we adopted SFAS No. 123R using the modified prospective method. Under the modified prospective method, compensation cost is recognized for all share-based payments granted after the adoption of SFAS No. 123R and for all awards granted to employees prior to the adoption date of SFAS No. 123R and unvested on the adoption date. Accordingly, no restatements were made to prior periods. Prior to the adoption of SFAS No. 123R, we applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for our employee stock compensation plans. Accordingly, no compensation expense was recognized for stock option issuances as stock options are issued with an exercise price equal to the closing price at the date of grant. Also, prior to the adoption of SFAS No. 123R, we issued restricted stock and recorded the fair value of such awards as deferred compensation amortized over the vesting period. The fair value of each option grant is established on the date of grant using the Black-Scholes option-pricing model for grants awarded prior to October 1, 2005, and a binomial lattice method for grants awarded subsequent to October 1, 2005. The change to the binomial lattice method was made to better reflect the exercise behavior of top management. We recognized compensation expense (net of tax) in fiscal 2007 and fiscal 2006, respectively, of $11 million and $9 million related to stock options and $14 million and $15 million related to restricted stock. As of September 29, 2007, we had $44 million of total unrecognized compensation cost related to stock option plans that will be recognized over a weighted average period of 2.5 years and $44 million of total unrecognized compensation cost related to restricted stock awards that will be recognized over a weighted-average period of 2.2 years.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143 (FIN 47). Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143), was issued in June 2001 and requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction, development and/or the normal operation of a long-lived asset. The associated asset costs are capitalized as part of the carrying amount of the long-lived asset. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. We adopted FIN 47 as of September 30, 2006. See Note 2, “Change in Accounting Principle” in the Notes to Consolidated Financial Statements for the impact of the adoption of FIN 47.

RECENTLY ISSUED ACCOUNTING STANDARDS AND REGULATIONS

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006; therefore, we will adopt FIN 48 at the beginning of fiscal 2008. Currently we are evaluating the impact the adoption of this statement will have on our consolidated financial position and we expect the adoption of FIN 48 will result in a cumulative effect adjustment between $10 million and $25 million.  The adjustment will decrease retained earnings and increase other long-term liabilities.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 157 and SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years; therefore, we expect to adopt SFAS No. 157 and SFAS No. 159 at the beginning of fiscal 2009. We are in process of evaluating the potential impacts of SFAS No. 157 and SFAS No. 159.

CRITICAL ACCOUNTING ESTIMATES

The preparation of consolidated financial statements requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of certain accounting estimates we consider critical.

Effect if Actual Results Differ
Description	Judgments and Uncertainties	From Assumptions

Contingent liabilities

We are subject to lawsuits, investigations and other claims related to wage and hour/labor, livestock procurement, securities, environmental, product, taxing authorities and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses.

A determination of the amount of reserves and disclosures required, if any, for these contingencies are made after considerable analysis of each individual issue. We accrue for contingent liabilities when an assessment of the risk of loss is probable and can be reasonably estimated. We disclose contingent liabilities when the risk of loss is reasonably possible or probable.

Our contingent liabilities contain uncertainties because the eventual outcome will result from future events, and determination of current reserves requires estimates and judgments related to future changes in facts and circumstances, differing interpretations of the law and assessments of the amount of damages, and the effectiveness of strategies or other factors beyond our control.

We have not made any material changes in the accounting methodology used to establish our contingent liabilities during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our contingent liabilities. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

Marketing and advertising costs

We incur advertising, retailer incentive and consumer incentive costs to promote products through marketing programs. These programs include cooperative advertising, volume discounts, in-store display incentives, coupons and other programs.

Marketing and advertising costs are charged in the period incurred. We accrue costs based on the estimated performance, historical utilization and redemption of each program.

Cash consideration given to customers is considered a reduction in the price of our products, thus recorded as a reduction to sales. The remainder of marketing and advertising costs is recorded as a selling, general and administrative expense.

Recognition of the costs related to these programs contains uncertainties due to judgment required in estimating the potential performance and redemption of each program.

These estimates are based on many factors, including experience of similar promotional programs.

We have not made any material changes in the accounting methodology used to establish our marketing accruals during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our marketing accruals. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

A 10% change in our marketing accruals at September 29, 2007, would impact pretax earnings by approximately $9 million.

Effect if Actual Results Differ
Description	Judgments and Uncertainties	From Assumptions

Accrued self insurance

We are self insured for certain losses related to health and welfare, workers’ compensation, auto liability and general liability claims.

We use an independent third-party actuary to assist in the determination of our self-insurance liability. We and the actuary consider a number of factors when estimating our self-insurance liability, including claims experience, demographic factors, severity factors and other actuarial assumptions.

We periodically review our estimates and assumptions with our third-party actuary to assist us in determining the adequacy of our self-insurance liability. Our policy is to maintain an accrual within the central to high point of the actuarial range.

Our self-insurance liability contains uncertainties due to assumptions required and judgment used.

Costs to settle our obligations, including legal and healthcare costs, could increase or decrease causing estimates of our self-insurance liability to change.

Incident rates, including frequency and severity, could increase or decrease causing estimates in our self-insurance liability to change.

We have not made any material changes in the accounting methodology used to establish our self-insurance liability during the past three fiscal years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate our self-insurance liability. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to gains or losses that could be material.

A 10% increase in the actuarial range at September 29, 2007, would not impact the amount we recorded for our self-insurance liability. A 10% decrease in the actuarial range at September 29, 2007, would result in a gain in the amount we recorded for our self-insurance liability of approximately $23 million.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Examples include a significant adverse change in the extent or manner in which we use a long-lived asset or a change in its physical condition.

When evaluating long-lived assets for impairment, we compare the carrying value of the asset to the asset’s estimated undiscounted future cash flows. An impairment is recorded if the estimated future cash flows are less than the carrying value of the asset. The impairment is the excess of the carrying value over the fair value of the long-lived asset.

We recorded impairment charges related to long-lived assets of $6 million, $67 million and $33 million, respectively, in fiscal years 2007, 2005 and 2005.

Our impairment analysis contains uncertainties due to judgment in assumptions and estimates surrounding undiscounted future cash flows of the long-lived asset, including forecasting useful lives of assets and selecting the discount rate that reflects the risk inherent in future cash flows.

We have not made any material changes in the accounting methodology used to evaluate the impairment of long-lived assets during the last three years.

We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate impairments of long-lived assets. However, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

Effect if Actual Results Differ
Description	Judgments and Uncertainties	From Assumptions

Impairment of goodwill and other intangible assets

Goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).

For our other intangible assets, if the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

We have elected to make the first day of the fourth quarter the annual impairment assessment date for goodwill and other intangible assets. However, we could be required to evaluate the recoverability of goodwill and other intangible assets prior to the required annual assessment if we experience disruptions to the business, unexpected significant declines in operating results, divestiture of a significant component of the business or a decline in market capitalization.

We estimate the fair value of our reporting units, generally our operating segments, using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period.

While estimating the fair value of our Beef segment, we assumed operating margins in future years in excess of the margins realized since export markets have been restricted due to BSE issues. The fair value estimate for this segment assumes future access to export markets similar to periods prior to BSE issues and it includes operating margin assumptions based on long-term expectations and margins historically realized in the beef industry. We estimate the fair value of our Beef segment would be in excess of its carrying amount, including goodwill, by sustaining long-term operating margins of approximately 2.5%.

Other intangible asset fair values have been calculated for trademarks using a royalty rate method and using the present value of future cash flows for patents and in-process technology. Assumptions about royalty rates are based on the rates at which similar brands and trademarks are licensed in the marketplace.

Our impairment analysis contains uncertainties due to uncontrollable events that could positively or negatively impact the anticipated future economic and operating conditions.

We have not made any material changes in the accounting methodology used to evaluate impairment of goodwill and other intangible assets during the last three years.

At September 29, 2007, we had $2.5 billion of goodwill and $126 million of other intangible assets. Our goodwill is included in the following segments:

•     $0.9 billion - Chicken

•     $1.2 billion - Beef

•     $0.3 billion - Pork

•     $0.1 billion - Prepared Foods

As a result of the first step of the 2007 goodwill impairment analysis, the fair value of each reporting unit exceeded its carrying value. Therefore, the second step was not necessary. However, a 13% decline in fair value of our Beef segment or a 7% decline in fair value of our Chicken segment would have caused the carrying values for these reporting units to be in excess of fair values which would require the second step to be performed. The second step could have resulted in an impairment loss for goodwill.

While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units and fair value of other intangible assets, it is possible a material change could occur. If our actual results are not consistent with our estimates and assumptions used to calculate the fair value of the reporting units, we may be required to perform the second step which could result in a material impairment of our goodwill.

Our fiscal 2007 other intangible asset impairment analysis did not result in a material impairment charge. A hypothetical 10% decrease in the fair value of intangible assets would not result in a material impairment.

Effect if Actual Results Differ
Description	Judgments and Uncertainties	From Assumptions

Income taxes

We estimate total income tax expense based on statutory tax rates and tax planning opportunities available to us in various jurisdictions in which we earn income.

Federal income taxes include an estimate for taxes on earnings of foreign subsidiaries expected to be remitted to the United States and be taxable, but not for earnings considered indefinitely invested in the foreign subsidiary.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse.

Valuation allowances are recorded when it is likely a tax benefit will not be realized for a deferred tax asset.

We record tax liabilities for anticipated tax issues based on our estimate of whether, and the extent to which, additional taxes will be due.

Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future.

Changes in projected future earnings could affect the recorded valuation allowances in the future.

Our calculations related to income taxes contain uncertainties due to judgment used to calculate tax liabilities in the application of complex tax regulations across the tax jurisdictions where we operate.

We do not believe there is a reasonable likelihood there will be a material change in the tax related balances or valuation allowances. However, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our recorded reserves, our effective tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the period of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the period of resolution.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three years ended September 29, 2007
	in millions, except per share data

	2007	2006	2005
Sales	$25,729	$24,589	$24,801
Cost of Sales	24,300	23,639	23,179
	1,429	950	1,622
Operating Expenses:
Selling, general and administrative	814	930	920
Other charges	2	70	47
Operating Income (Loss)	613	(50)	655
Other (Income) Expense:
Interest income	(8)	(30)	(10)
Interest expense	232	268	237
Other, net	(21)	(20)	(13)
	203	218	214

Income (Loss) from Continuing Operations before Income Taxes	410	(268)	441
Income Tax Expense (Benefit)	142	(94)	127
Income (Loss) from Continuing Operations	268	(174)	314
Income (Loss) from Discontinued Operation, net of tax $0, $(8), $29	-	(17)	58
Income (Loss) before Cumulative Effect of Change in Accounting Principle	268	(191)	372

Cumulative Effect of Change in Accounting Principle, Net of Tax	-	(5)	-
Net Income (Loss)	$268	$(196)	$372

Weighted Average Shares Outstanding:
Class A Basic	273	249	243
Class B Basic	75	96	102
Diluted	355	345	357
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$0.79	$(0.51)	$0.94
Class B Basic	$0.70	$(0.47)	$0.84
Diluted	$0.75	$(0.51)	$0.88
Earnings (Loss) Per Share from Discontinued Operation:
Class A Basic	$-	$(0.05)	$0.17
Class B Basic	$-	$(0.05)	$0.16
Diluted	$-	$(0.05)	$0.16
Cumulative Effect of Change in Accounting Principle
Class A Basic	$-	$(0.02)	$-
Class B Basic	$-	$(0.01)	$-
Diluted	$-	$(0.02)	$-
Net Earnings (Loss) per Share
Class A Basic	$0.79	$(0.58)	$1.11
Class B Basic	$0.70	$(0.53)	$1.00
Diluted	$0.75	$(0.58)	$1.04
See accompanying notes.

CONSOLIDATED BALANCE SHEETS

	September 29, 2007, and September 30, 2006
	in millions, except share and per share data

	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$42	$28
Short-term investment	-	770
Accounts receivable, net	1,246	1,183
Inventories	2,159	1,980
Other current assets	70	149
Assets of discontinued operation held for sale	164	77
Total Current Assets	3,681	4,187
Net Property, Plant and Equipment	3,608	3,864
Goodwill	2,485	2,512
Intangible Assets	126	136
Other Assets	327	341
Long-Lived Assets of Discontinued Operation Held for Sale	-	81
Total Assets	$10,227	$11,121

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$137	$992
Trade accounts payable	1,050	942
Other current liabilities	928	912
Total Current Liabilities	2,115	2,846
Long-Term Debt	2,642	2,987
Deferred Income Taxes	367	495
Other Liabilities	372	353
Shareholders’ Equity:
Common stock ($0.10 par value):
Class A-authorized 900 million shares:
issued 300 million shares in 2007 and 284 million shares in 2006	30	28
Class B-authorized 900 million shares:
issued 70 million shares in 2007 and 86 million shares in 2006	7	9
Capital in excess of par value	1,877	1,835
Retained earnings	2,993	2,781
Accumulated other comprehensive income	50	17
	4,957	4,670
Less treasury stock, at cost-
14 million shares in 2007 and 15 million shares in 2006	226	230
Total Shareholders’ Equity	4,731	4,440
Total Liabilities and Shareholders’ Equity	$10,227	$11,121

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Three years ended September 29, 2007
	in millions

	September 29, 2007		September 30, 2006		October 1, 2005
	Shares	Amount	Shares	Amount	Shares	Amount

Class A Common Stock:
Balance at beginning of year	284	$28	268	$27	268	$27
Conversion from Class B shares	16	2	16	1	-	-
Balance at end of year	300	30	284	28	268	27

Class B Common Stock:
Balance at beginning of year	86	9	102	10	102	10
Conversion to Class A shares	(16)	(2)	(16)	(1)	-	-
Balance at end of year	70	7	86	9	102	10

Capital in Excess of Par Value:
Balance at beginning of year		1,835		1,867		1,849
Stock options exercised		9		(2)		14
Restricted shares issued		(26)		(16)		-
Restricted shares canceled		27		3		1
Cumulative effect of adoption of SFAS No. 123R		-		(55)		-
Restricted share amortization		24		26		-
Reclassification and other		8		12		3
Balance at end of year		1,877		1,835		1,867

Retained Earnings:
Balance at beginning of year		2,781		3,032		2,728
Net income (loss)		268		(196)		372
Dividends paid		(56)		(55)		(55)
Dividends accrued		-		-		(13)
Balance at end of year		2,993		2,781		3,032

Accumulated Other Comprehensive Income (Loss), Net of Tax:
Balance at beginning of year		17		28		(12)
Net hedging (gain) loss recognized in cost of sales		(20)		3		21
Net hedging unrealized gain (loss)		20		1		(1)
Unrealized gain (loss) on investments		-		1		(2)
Currency translation adjustment		24		(6)		23
Net change in pension liability, prior to the adoption of SFAS No. 158		6		(10)		(1)
Adjustment to initially apply SFAS No. 158		3		-		-
Balance at end of year		50		17		28

Treasury Stock:
Balance at beginning of year	15	(230)	15	(238)	17	(264)
Purchase of treasury shares	3	(61)	3	(42)	3	(45)
Stock options exercised	(4)	65	(2)	35	(3)	37
Restricted shares issued	(2)	27	(1)	20	(2)	38
Restricted shares canceled	2	(27)	-	(5)	-	(4)
Balance at end of year	14	(226)	15	(230)	15	(238)

Unamortized Deferred Compensation:
Balance at beginning of year		-		(55)		(46)
Restricted shares issued		-		-		(35)
Restricted shares canceled		-		-		1
Amortization of deferred compensation		-		-		25
Cumulative effect of adoption of SFAS No. 123R		-		55		-
Balance at end of year		-		-		(55)

Total Shareholders’ Equity		$4,731		$4,440		$4,671

Comprehensive Income (Loss):
Net income (loss)		$268		$(196)		$372
Other comprehensive income (loss), net of tax		30		(11)		40
Total Comprehensive Income (Loss)		$298		$(207)		$412

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three years ended September 29, 2007
	in millions

	2007	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$268	$(196)	$372
Adjustments to reconcile net income (loss) to cash provided
by operating activities:
Depreciation	482	481	465
Amortization	32	36	36
Deferred taxes	5	(130)	(93)
Cumulative effect of change in accounting principle, before tax	-	9	-
Other, net	(1)	48	33
(Increase) decrease in accounts receivable	(66)	43	24
(Increase) decrease in inventories	(166)	8	13
Increase in trade accounts payable	91	38	37
Increase (decrease) in income taxes payable/receivable	24	(132)	132
Increase (decrease) in interest payable	(35)	104	(8)
Net change in other current assets and liabilities	44	63	15
Cash Provided by Operating Activities	678	372	1,026
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(285)	(531)	(571)
Proceeds from sales of property, plant and equipment	76	21	47
Purchases of marketable securities	(131)	(191)	(543)
Proceeds from sale of marketable securities	147	214	504
Proceeds from sale (purchase) of short-term investment	770	(750)	-
Other, net	2	13	2
Cash Provided by (Used for) Investing Activities	579	(1,224)	(561)
Cash Flows From Financing Activities:
Net borrowings (payments) on revolving credit facilities	53	158	(384)
Payments of debt	(1,263)	(166)	(336)
Net proceeds from borrowings of debt	-	992	353
Purchase of treasury shares	(61)	(42)	(45)
Dividends	(56)	(55)	(55)
Stock options exercised	74	32	23
Increase (decrease) in negative book cash balances	9	(85)	(27)
Other, net	(8)	10	1
Cash Provided by (Used for) Financing Activities	(1,252)	844	(470)
Effect of Exchange Rate Change on Cash	9	(4)	12
Increase (Decrease) in Cash and Cash Equivalents	14	(12)	7
Cash and Cash Equivalents at Beginning of Year	28	40	33
Cash and Cash Equivalents at End of Year	$42	$28	$40
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Tyson Foods, Inc. (collectively, “Company,” “we,” “us” or “our”), founded in 1935 with world headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food production company in the Fortune 500. We produce a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. We are a recognized market leader in the retail and foodservice markets we serve. We have approximately 104,000 employees and more than 300 facilities and offices in 28 states and 19 countries.

Consolidation: The consolidated financial statements include the accounts of all wholly-owned subsidiaries, as well as majority-owned subsidiaries for which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year: We utilize a 52- or 53-week accounting period ending on the Saturday closest to September 30.

Reclassifications: In fiscal 2007, we reclassified $85 million and $27 million, respectively, for fiscal 2006 and fiscal 2005, in negative book cash balances from Increase in trade accounts payable and Net change in other current assets and liabilities both reported as Operating Activities to Increase (decrease) in negative book cash balances reported as Financing Activities in the Consolidated Statements of Cash Flows to conform with the current period presentation.

Discontinued Operation: On June 25, 2008, we executed a letter of intent with XL Foods Inc. to sell the beef processing, cattle feedyard and fertilizer assets of Lakeside Farm Industries Ltd (Lakeside), our wholly-owned Canadian subsidiary. The financial statements herein are reissued to reflect the reclassification of operations to discontiued operations. See Note 3: Discontinued Operation in the Notes to Consolidated Financial Statements for further information.

Cash and Cash Equivalents: Cash equivalents consist of investments in short-term, highly liquid securities having original maturities of three months or less, which are made as part of our cash management activity. The carrying values of these assets approximate their fair market values. We primarily utilize a cash management system with a series of separate accounts consisting of lockbox accounts for receiving cash, concentration accounts where funds are moved to, and several “zero-balance” disbursement accounts for funding payroll, accounts payable, livestock procurement, grower payments, etc. As a result of our cash management system, checks issued, but not presented to the banks for payment, may result in negative book cash balances. These negative book cash balances are included in trade accounts payable and other current liabilities. Checks outstanding in excess of related book cash balances totaled approximately $255 million at September 29, 2007, and $246 million at September 30, 2006.

Accounts Receivable: We record trade accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. We calculate this allowance based on our history of write-offs, level of past due accounts and relationships with and economic status of our customers.

Inventories: Processed products, livestock and supplies and other are valued at the lower of cost or market. Cost includes purchased raw materials, live purchase costs, growout costs (primarily feed, contract grower pay and catch and haul costs), labor and manufacturing and production overhead, which are related to the purchase and production of inventories.

Total inventory consists of:		in millions
	2007	2006
Processed products:
Weighted-average method - chicken and prepared foods	$773	$727
First-in, first-out method - beef and pork	514	465
Livestock – first-in, first-out method	573	506
Supplies and other - weighted-average method	299	282
Total inventory	$2,159	$1,980

Depreciation: We primarily use the straight-line method to calculate depreciation, using estimated lives for buildings and leasehold improvements of 10 to 39 years, machinery and equipment of three to 12 years and land improvements and other of three to 20 years.

Long-Lived Assets: We review the carrying value of long-lived assets at each balance sheet date if indication of impairment exists. Recoverability is assessed using undiscounted cash flows based on historical results and current projections of earnings before interest and taxes. We measure impairment as the excess of carrying cost over the fair value of an asset. The fair value of an asset is measured using discounted cash flows of future operating results based on a discount rate that corresponds to our cost of capital.

Goodwill and Other Intangible Assets: Goodwill and indefinite life intangible assets are initially recorded at fair value and not amortized, but are reviewed for impairment at least annually or more frequently if impairment indicators arise. Our goodwill is allocated by reporting unit, and we follow a two step process to evaluate if a potential impairment exists. We have estimated the fair value of our reporting units using a discounted cash flow analysis. This analysis requires us to make various judgmental estimates and assumptions about sales, operating margins, growth rates and discount factors. While estimating the fair value of our Beef segment, we assumed operating margins in future years in excess of the margins realized since export markets have been restricted due to BSE issues. The fair value estimate for this segment assumes future access to export markets similar to periods prior to BSE issues and it includes operating margin assumptions based on long-term expectations and margins historically realized in the beef industry. As a result of the first step of our goodwill impairment review, a potential impairment did not exist; therefore, the second step was not considered necessary. While we believe we have made reasonable estimates and assumptions to determine the fair value of our reporting units, it is possible a material change could occur. If our actual results are not consistent with our estimates and assumptions used to calculate the fair value of our reporting units, we may be required to perform the second step which could result in a material impairment of our goodwill.

The fair value of trademarks is determined using a royalty rate method based on expected revenues by trademark, and the fair value of our in-process patents is determined using the present value of future cash flows.

Investments: We have investments in joint ventures and other entities. We use the cost method of accounting where our voting interests are less than 20 percent and the equity method of accounting where our voting interests are in excess of 20 percent, but we do not have a controlling interest. Our underlying share of each entity’s equity is reported in the Consolidated Balance Sheets in Other Assets.

We have investments in marketable debt securities. As of September 29, 2007, and September 30, 2006, $94 million and $115 million, respectively, were classified in Other Assets in the Consolidated Balance Sheets, with maturities ranging up to 49 years. We have determined all our marketable debt securities are available-for-sale investments. These investments are reported at fair value based on quoted market prices as of the balance sheet date, with unrealized gains and losses, net of tax, recorded in other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is recorded in interest income. The cost of securities sold is based on the specific identification method. Realized gains and losses on the sale of debt securities and declines in value judged to be other than temporary are recorded on a net basis in other income. Interest and dividends on securities classified as available-for-sale are recorded in interest income.

In fiscal 2006, we issued $1.0 billion of senior unsecured notes with an interest rate of 6.60%, which will mature on April 1, 2016. In fiscal 2007, we used $750 million of the proceeds for repayment of the outstanding $750 million 7.25% Notes, which were due October 1, 2006, and the remaining proceeds were used for general corporate purposes. Our short-term investment at September 30, 2006, included $750 million of proceeds from the new issuance and earnings of $20 million on the investment. These funds were on deposit in an interest bearing account with a trustee.

Accrued Self Insurance: We use a combination of insurance and self-insurance mechanisms to provide for the potential liabilities for health and welfare, workers’ compensation, auto liability and general liability risks. Liabilities associated with our risks retained are estimated, in part, by considering claims experience, demographic factors, severity factors and other actuarial assumptions.

Capital Stock: We have two classes of capital stock, Class A Common Stock, $0.10 par value (Class A stock) and Class B Common Stock, $0.10 par value (Class B stock). Holders of Class B stock may convert such stock into Class A stock on a share-for-share basis. Holders of Class B stock are entitled to 10 votes per share, while holders of Class A stock are entitled to one vote per share on matters submitted to shareholders for approval. As of September 29, 2007, members of the Tyson family beneficially own, in the aggregate, 99.97% of the outstanding shares of Class B stock and 1.27% of the outstanding shares of Class A stock, giving the Tyson family control of approximately 71% of the total voting power of the outstanding voting stock. Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of the cash dividend paid to holders of Class B stock cannot exceed 90% of the cash dividend simultaneously paid to holders of Class A stock. We pay quarterly cash dividends to Class A and Class B shareholders. We paid Class A dividends per share of $0.16 and Class B dividends per share of $0.144 in each of fiscal years 2007, 2006 and 2005.

The Class B stock is considered a participating security requiring the use of the two-class method for the computation of basic earnings per share. The two-class computation method for each period reflects the cash dividends paid for each class of stock, plus the amount of allocated undistributed earnings (losses) computed using the participation percentage, which reflects the dividend rights of each class of stock. Basic earnings per share were computed using the two-class method for all periods presented. The shares of Class B stock are considered to be participating convertible securities since the shares of Class B stock are convertible on a share-for-share basis into shares of Class A stock. Diluted earnings per share were computed assuming the conversion of the Class B shares into Class A shares as of the beginning of each period.

Financial Instruments: We purchase certain commodities, such as grains, livestock and natural gas in the course of normal operations. As part of our commodity risk management activities, we use derivative financial instruments, primarily futures and options, to reduce our exposure to various market risks related to these purchases. Contract terms of a financial instrument qualifying as a hedge instrument closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. Contracts designated and highly effective at meeting risk reduction and correlation criteria are recorded using hedge accounting. If a derivative instrument is accounted for as a hedge, changes in the fair value of the instrument will be offset either against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value is immediately recognized in earnings as a component of cost of sales. Instruments we hold as part of our risk management activities that do not meet the criteria for hedge accounting are marked to fair value with unrealized gains or losses reported currently in earnings. Changes in market value of derivatives used in our risk management activities surrounding inventories on hand or anticipated purchases of inventories or supplies are recorded in cost of sales. Changes in market value of derivatives used in our risk management activities surrounding forward sales contracts are recorded in sales. We generally do not hedge anticipated transactions beyond 12 months.

Revenue Recognition: We recognize revenue when title and risk of loss are transferred to customers, which is generally on delivery based on terms of sale. Revenue is recognized as the net amount estimated to be received after deducting estimated amounts for discounts, trade allowances and product terms.

Litigation Reserves: There are a variety of legal proceedings pending or threatened against us. Accruals are recorded when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated based on current law, progress of each case, opinions and views of legal counsel and other advisers, our experience in similar matters and intended response to the litigation. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment efforts progress or additional information becomes available. We expense amounts for administering or litigating claims as incurred. Accruals for legal proceedings are included in Other current liabilities in the Consolidated Balance Sheets.

Freight Expense: Freight expense associated with products shipped to customers is recognized in cost of sales.

Advertising and Promotion Expenses: Advertising and promotion expenses are charged to operations in the period incurred. Customer incentive and trade promotion activities are recorded as a reduction to sales based on amounts estimated as being due to customers, based primarily on historical utilization and redemption rates, while other advertising and promotional activities are recorded as selling, general and administrative expenses. Advertising and promotion expenses for fiscal years 2007, 2006 and 2005 were $467 million, $493 million and $456 million, respectively.

Use of Estimates: The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Standards and Regulations: In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006; therefore, we will adopt FIN 48 at the beginning of fiscal 2008. Currently we are evaluating the impact the adoption of this statement will have on our consolidated financial position and we expect the adoption of FIN 48 will result in a cumulative effect adjustment between $10 million and $25 million.  The adjustment will decrease retained earnings and increase other long-term liabilities.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also responds to investors” requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 157 and SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years; therefore, we expect to adopt SFAS No. 157 and SFAS No. 159 at the beginning of fiscal 2009. We are in process of evaluating the potential impacts of SFAS No. 157 and SFAS No. 159.

NOTE 2: CHANGE IN ACCOUNTING PRINCIPLES

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires companies to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its consolidated balance sheet and to recognize changes in funded status in the year in which the changes occur through other comprehensive income. We adopted SFAS No. 158 at the end of fiscal 2007. This standard also requires companies to measure the funded status of a plan as of the date of its annual consolidated balance sheet, with limited exceptions. This portion of the standard has a delayed effective date, which we will adopt in fiscal 2009. See Note 12, “Pensions and Other Postretirement Benefits” in the Notes to Consolidated Financial Statements for the impact of the adoption of SFAS No. 158.

In September 2006, the Securities and Exchange Commission staff published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. We adopted SAB 108 at the end of fiscal 2007, and there was no impact to the consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R). The pronouncement requires companies to measure and recognize compensation expense for all share-based payments to employees, including grants of employee stock options, restricted stock and performance-based shares, in the financial statements based on the fair value at the date of the grant. In fiscal 2006, we adopted SFAS No. 123R using the modified prospective method. Under the modified prospective method, compensation cost is recognized for all share-based payments granted after the adoption of SFAS No. 123R and for all awards granted to employees prior to the adoption date of SFAS No. 123R that were unvested on the adoption date. Accordingly, no restatements were made to prior periods.

Prior to the adoption of SFAS No. 123R, we applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for our employee stock compensation plans. Accordingly, no compensation expense was recognized for our stock option issuances, as stock options are issued with an exercise price equal to the closing price at the date of grant. Also, prior to the adoption of SFAS No. 123R, we issued restricted stock and recorded the fair value of such awards as deferred compensation amortized over the vesting period.

In March 2005, the FASB issued FIN 47, an interpretation of SFAS No. 143. SFAS No. 143 was issued in June 2001 and requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction, development and/or the normal operation of a long-lived asset. The associated asset costs are capitalized as part of the carrying amount of the long-lived asset. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be estimated reasonably. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation (ARO). We adopted FIN 47 in the fourth quarter of fiscal 2006. In connection with the adoption, an ARO liability of $12 million, a related ARO asset of $3 million and a cumulative adjustment due to change in accounting principle, net of tax of $5 million were recorded. The ARO liability is included in Other Liabilities and the ARO asset is included in Property, Plant and Equipment on the Consolidated Balance Sheets. The principal conditional asset retirement obligations relate to the potential future closure, sale or other disposal of certain production facilities. In connection with any such activity, we are legally obligated under various federal, state and local laws to properly retire the related wastewater treatment facility. The pro forma impact on earnings before cumulative effect of change in accounting principle, the related earnings per share amounts and the asset retirement obligation, had FIN 47 been applied to fiscal 2005, was not material.

NOTE 3: DISCONTINUED OPERATION

On June 25, 2008, we executed a letter of intent with XL Foods Inc. to sell the beef processing, cattle feedyard and fertilizer assets of Lakeside for $106 million. Lakeside was part of our Beef segment. XL Foods will pay an additional amount for cattle inventory, fertilizer inventory and packaging assets, estimated to approximate $85 million. This transaction is denominated in Canadian Dollars, so conversion at the closing date to US Dollars could be different than noted above. We will retain the finished product inventory, accounts receivable and accounts payable of the Lakeside operation as of the closing date.

The transaction remains subject to government approvals, receipt of commercially reasonable financing by XL Foods and execution of a definitive agreement between Tyson and XL Foods. We hope to complete the sale by the end of fiscal 2008 and are reporting the Lakeside results as a discontinued operation.

The following is a summary of Lakeside’s operating results (in millions):

	2007	2006	2005
Sales	$1,171	$970	$1,213
Pretax income (loss)	-	(25)	87

The carrying amounts of Lakeside’s assets held for sale include the following (in millions):

	2007	2006
Assets of discontinued operation held for sale:
Inventories	$79	$77
Net property, plant and equipment	85	81
Total assets of discontinued operation held for sale	$164	$158

NOTE 4: DISPOSITIONS AND OTHER CHARGES

In May 2007, we announced the completion of the sale of two of our Alabama poultry plants and related support facilities. As part of strategic efforts to reduce the production of commodity chicken, we sold our processing plants in Ashland and Gadsden, which also included a nearby feed mill and two hatcheries. These facilities employed approximately 1,200 employees, of which approximately 800 were hired by the acquiring company, while the remaining employees were offered the opportunity to transfer to our other operations in Alabama. We recorded a gain of $10 million on the sale in fiscal 2007. The gain was recorded in the Chicken segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Cost of Sales.

In July 2006, we announced our decision to implement a Cost Management Initiative as part of a strategy to return to profitability. The cost reductions include staffing costs, consulting and professional fees, sales and marketing costs and other expenses. In fiscal 2006, we recorded charges of approximately $9 million for employee termination benefits resulting from the termination of approximately 400 employees. Of these charges, $4 million, $3 million, $1 million and $1 million, respectively, were included in the Chicken, Beef, Pork and Prepared Foods segments’ Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges in the period ending September 30, 2006. In fiscal 2007, there were no material adjustments to amounts accrued. We have fully paid the estimated employee termination benefits. No material adjustments to the accrual are anticipated.

In August 2006, we announced our decision to close the Boise, Idaho, beef slaughter plant and to scale back processing operations at our Pasco, Washington, complex. This decision resulted in the elimination of approximately 770 positions. The closure and processing change occurred in October 2006 and did not result in a significant charge.

In February 2006, we announced our decision to close the Norfolk, Nebraska, beef processing plant and the West Point, Nebraska, beef slaughter plant. These facilities closed in February 2006. Production from these facilities was shifted primarily to our beef complex in Dakota City, Nebraska. Combined, these two facilities employed approximately 1,665 employees. We sold the West Point plant in fiscal 2007, while the Norfolk plant and related property are currently offered for sale. In fiscal 2006, we recorded charges of $38 million for estimated impairment charges and $9 million of other closing costs, consisting of $5 million for employee termination benefits and $4 million in other plant closing related liabilities. These amounts were reflected in the Beef segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges. We have fully paid the estimated employee termination benefits and other plant closing related liabilities. No material adjustments to the accrual are anticipated.

In January 2006, we announced our decision to close two processed meats facilities in northeast Iowa. The Independence and Oelwein plants, which produced chopped ham and sliced luncheon meats, closed in March 2006. Combined, these two facilities employed approximately 400 employees. Equipment from these facilities was removed and either sold or transferred to our other locations, while the plants and related property are currently offered for sale. In fiscal 2006, we recorded charges of $12 million for estimated impairment charges and $1 million for employee termination benefits. These amounts were reflected in the Prepared Foods segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges. We have fully paid the estimated employee termination benefits. No material adjustments to the accrual are anticipated.

In fiscal 2005, we announced our agreement to settle a lawsuit that resulted from the 2002 restructuring of our live swine operations. The settlement resulted in recording an additional $33 million of costs in fiscal 2005. These additional costs were reflected in the Pork segment’s Operating Income (Loss) and included in the Consolidated Statements of Operations in Other charges. No material adjustments to the accrual are anticipated.

NOTE 5: FINANCIAL INSTRUMENTS

We had derivative related balances of $16 million and $11 million recorded in other current assets at September 29, 2007, and September 30, 2006, respectively, and $48 million and $23 million in other current liabilities at September 29, 2007, and September 30, 2006, respectively.

Cash flow hedges: We use derivatives to moderate the financial and commodity market risks of our business operations. Derivative products, such as futures and options, are designated to be a hedge against changes in the amount of future cash flows related to commodities procurement.

The effective portion of the cumulative gain or loss on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income in Shareholders’ Equity and recognized into earnings in the same period or periods during which the hedged transaction affects earnings (for grain commodity hedges, when the chickens that consumed the hedged grain are sold). The remaining cumulative gain or loss on the derivative instrument in excess of the cumulative change in the present value of the future cash flows of the hedged item, if any, is recognized in earnings during the period of change. Ineffectiveness related to our cash flow hedges was not significant during fiscal 2007, 2006 or 2005.

Derivative products related to grain procurement that meet the criteria for hedge accounting and are so designated, are considered cash flow hedges, as they hedge against changes in the amount of future cash flows related to commodities procurement. We do not purchase derivative products related to grain procurement in excess of our physical grain consumption requirements. There were $4 million of net after tax losses recorded in accumulated other comprehensive income at September 29, 2007, related to cash flow hedges. These losses will be recognized within the next 12 months. Of these losses, the portion resulting from our open hedge positions was an after tax gain of $1 million as of September 29, 2007. We generally do not hedge cash flows related to commodities beyond 12 months.

Fair value hedges: We designate certain futures contracts as fair value hedges of firm commitments to purchase market hogs for slaughter and natural gas for the operation of our plants. From time to time, we also enter into foreign currency forward contracts to hedge changes in the fair value of receivables and purchase commitments arising from changes in the exchange rates of foreign currencies; however, the fair value of the foreign exchange contracts was not significant as of September 29, 2007, and September 30, 2006. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability attributable to the hedged risk (including gains or losses on firm commitments), are recorded in current period earnings. Ineffectiveness results when the change in the fair value of the hedge instrument differs from the change in fair value of the hedged item. Ineffectiveness related to fair value hedges was not significant during fiscal 2007, 2006 and 2005.

During fiscal 2006, we discontinued the use of hedge accounting for certain financial instruments in place to hedge forward cattle purchases. Hedge accounting was discontinued to provide a natural offset to the gains and losses resulting from our derivatives tied to forward fixed price sales of boxed beef, as this activity does not qualify for hedge accounting. The contracts for which hedge accounting was discontinued had a fair value of approximately $28 million at the discontinued date. The $28 million primarily was recognized as a component of cost of sales in fiscal 2006.

Undesignated positions: We hold positions as part of our risk management activities, primarily futures and options for grains, livestock and natural gas, for which we do not apply hedge accounting, but instead mark these positions to fair value through earnings at each reporting date. Changes in market value of derivatives used in our risk management activities surrounding inventories on hand or anticipated purchases of inventories or supplies are recorded in cost of sales. Changes in market value of derivatives used in our risk management activities surrounding forward sales contracts are recorded in sales. We generally do not enter into undesignated positions beyond 18 months. We recognized pretax net gains of approximately $50 million, $8 million and $2 million in cost of sales for fiscal 2007, 2006 and 2005, respectively, related to grain positions for which we did not apply hedge accounting.

We enter into certain forward sales of boxed beef and boxed pork and forward purchases of cattle at fixed prices. The fixed price sales contracts lock in the proceeds from a sale in the future and the fixed cattle purchases lock in the cost. However, the cost of the livestock and the related boxed beef and pork market prices at the time of the sale or purchase could vary from this fixed price. In order to mitigate a portion of this risk, as fixed forward sales of boxed beef and pork and forward purchases of cattle are entered into, we also enter into the appropriate number of livestock futures positions. Changes in market value of the open livestock futures positions are marked to market and reported in earnings at each reporting date, even though the economic impact of our fixed prices being above or below the market price is only realized at the time of sale or purchase. In connection with these livestock futures, we recorded realized and unrealized net gains of $14 million in fiscal 2007, which included an unrealized pretax loss on open mark-to-market futures positions of approximately $14 million as of September 29, 2007. We recorded realized and unrealized net losses of $39 million and realized and unrealized net gains of $26 million in fiscal 2006 and 2005, respectively, related to livestock futures positions.

Fair Values of Financial Instrument Liabilities:
		in millions
	2007	2006
Commodity derivative positions, net	$32	$12
Total debt	2,927	4,094

Fair values are based on quoted market prices or published forward interest rate curves. Carrying values for derivative positions equal the fair values as of September 29, 2007, and September 30, 2006, and the carrying values of total debt were $2.8 billion and $4.0 billion, respectively. All other financial instruments’ fair values approximate recorded values at September 29, 2007, and September 30, 2006.

Concentrations of Credit Risk: Our financial instruments exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Cash equivalents are in high quality securities placed with major banks and financial institutions. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. At September 29, 2007, and September 30, 2006, approximately 12.1% and 13.0%, respectively, of our net accounts receivable balance was due from one customer. No other single customer or customer group represents greater than 10% of net accounts receivable.

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment and accumulated depreciation at cost, at September 29, 2007, and September 30, 2006, are as follows:

		in millions
	2007	2006
Land	$99	$105
Building and leasehold improvements	2,423	2,416
Machinery and equipment	4,255	4,204
Land improvements and other	200	200
Buildings and equipment under construction	245	270
	7,222	7,195
Less accumulated depreciation	3,614	3,331
Net property, plant and equipment	$3,608	$3,864

We capitalized interest costs of $2 million, $8 million and $6 million in fiscal 2007, 2006 and 2005, respectively, as part of the cost of major asset construction projects. Approximately $194 million will be required to complete construction projects in progress at September 29, 2007.

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS

The amount of goodwill by segment, net of $286 million of accumulated amortization at September 29, 2007, and September 30, 2006, is as follows:

		in millions
	2007	2006
Chicken	$921	$920
Beef	1,182	1,204
Pork	317	322
Prepared Foods	65	66
Total Goodwill	$2,485	$2,512

Adjustments of $28 million, primarily related to the re-evaluation of certain tax liability accruals and deferred tax assets and liabilities related to the 2001 acquisition of Tyson Fresh Meats (TFM; formerly known as IBP, inc.), decreased goodwill.

The amount of other intangible assets by type at September 29, 2007, and September 30, 2006, are as follows:

		in millions
	2007	2006
Gross Carrying Value:
Trademarks	$66	$73
Patents	50	50
In-process patents	35	35
Less Accumulated Amortization:
Patents	25	22
Total Intangible Assets	$126	$136

The reduction in the carrying value of intangible assets in fiscal 2007 compared to fiscal 2006 resulted from a $7 million impairment of trademarks. The impairment was recorded in Cost of Sales in the Consolidated Statements of Operations and included in the Prepared Foods segment. Amortization expense on patents of $3 million was recognized during each of fiscal 2007, 2006 and 2005.

				in millions
	2008	2009	2010	2011	2012
Estimated amortization expense on intangible assets	$3	$3	$4	$5	$6

Patents are amortized using the straight-line method over their estimated period of benefit of five to 15 years, beginning with the date the benefits from intangible items are realized.

NOTE 8: OTHER CURRENT LIABILITIES

Other current liabilities at September 29, 2007, and September 30, 2006, include:

		in millions
	2007	2006
Accrued salaries, wages and benefits	$249	$280
Self-insurance reserves	259	265
Other	420	367
Total other current liabilities	$928	$912

NOTE 9: COMMITMENTS

We lease equipment, properties and certain farms for which total rentals approximated $133 million in fiscal 2007, $146 million in fiscal 2006 and $116 million in fiscal 2005. Most leases have terms ranging from one to seven years with varying renewal periods. The most significant obligations assumed under the terms of the leases are the upkeep of the facilities and payments of insurance and property taxes.

Minimum lease commitments under non-cancelable leases at September 29, 2007	in millions
2008	$74
2009	51
2010	36
2011	21
2012	14
2013 and beyond	14
Total	$210

We guarantee debt of outside third parties, which involve a lease and grower loans, all of which are substantially collateralized by the underlying assets. Terms of the underlying debt cover periods up to nine years, and the maximum potential amount of future payments as of September 29, 2007, was $73 million. We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value of assets at the end of the term of the lease. The terms of the lease maturities cover periods up to seven years. The maximum potential amount of the residual value guarantees is approximately $58 million, of which approximately $25 million would be recoverable through various recourse provisions and an undeterminable recoverable amount based on the fair market value of the underlying leased assets. The likelihood of material payments under these guarantees is not considered probable. At September 29, 2007, and September 30, 2006, no liabilities for guarantees were recorded.

Additionally, we enter into future purchase commitments for various items, such as grains and livestock contracts. At September 29, 2007, these commitments totaled:

in millions
2008	$636
2009	16
2010	10
2011	5
2012	1
2013 and beyond	4
Total	$672

NOTE 10: LONG-TERM DEBT

We have an unsecured revolving credit facility totaling $1.0 billion that supports short-term funding needs and letters of credit. The facility expires in September 2010. At September 29, 2007, we had outstanding letters of credit totaling approximately $252 million, none of which were drawn upon, issued primarily in support of workers’ compensation insurance programs and derivative activities. The amount available as of September 29, 2007, was $748 million.

We have a receivables purchase agreement with three co-purchasers to sell up to $750 million of trade receivables. These agreements were extended in the fourth quarter of fiscal 2007 and now consist of $375 million expiring in August 2008 and $375 million expiring in August 2010. The receivables purchase agreement has been accounted for as a borrowing and has an interest rate based on commercial paper issued by the co-purchasers. Under this agreement, substantially all of our accounts receivable are sold to a special purpose entity, Tyson Receivables Corporation (TRC), which is a wholly-owned consolidated subsidiary of the Company. TRC has its own creditors who are entitled to be satisfied out of all of the assets of TRC prior to any value becoming available to the Company as TRC’s equity holder. At September 29, 2007, there was $106.5 million outstanding under the receivables purchase agreement expiring in August 2008 and $106.5 million under the agreement expiring in August 2010.

In the second quarter of fiscal 2006, we issued $1.0 billion of senior unsecured notes, which will mature on April 1, 2016 (2016 Notes). The 2016 Notes carried an initial 6.60% interest rate, with interest payments due semi-annually on April 1 and October 1. In fiscal 2007, we used $750 million of the proceeds to repay our outstanding $750 million 7.25% Notes due October 1, 2006.

On July 24, 2006, Moody’s Investors Services, Inc. (Moody’s) downgraded the credit rating applicable to the 2016 Notes from “Baa3” to “Ba1.” This downgrade increased the interest rate on the 2016 Notes from 6.60% to 6.85%, effective on the first day of the interest period during which the rating change required an adjustment to the interest rate (i.e., the issuance of the 2016 Notes). This downgrade did not have a material impact to interest expense. Additionally, on July 31, 2006, Standard & Poor’s (S&P) downgraded the credit rating applicable to the 2016 Notes from “BBB” to “BBB-.” This downgrade did not result in an increase in the interest rate on the 2016 Notes, nor did it result in an increase in interest expense or related fees for other debt.

On September 18, 2006, TFM, a wholly-owned subsidiary of the Company, guaranteed the 2016 Notes. This guarantee does not extend to the other unsecured senior notes of the Company. Moody’s and S&P did not change the July 2006 credit ratings applicable to the 2016 Notes. However, Moody’s issued a new credit rating of “Ba2,” and S&P issued a new credit rating of “BB+” related to the other unsecured senior notes not guaranteed by TFM. These new ratings did not impact the interest rate applicable to the 2016 Notes and did not have a material impact on interest expense.

Our debt agreements contain various covenants, the most restrictive of which contain maximum allowed leverage ratios and a minimum required interest coverage ratio. We were in compliance with all covenants at September 29, 2007.

Long-term debt consists of the following:

			in millions
	Maturity	2007	2006
Revolving credit facility	2010	$-	$-
Senior notes (rates ranging from 6.85% to 8.25%)	2010–2028	2,475	3,388
Lakeside term loan (6.13% effective rate at 9/29/07)	2009	25	345
Accounts receivable securitization (6.05% effective rate at 9/29/07)	2008, 2010	213	159
Other	Various	66	87
Total debt		2,779	3,979
Less current debt		137	992
Total long-term debt		$2,642	$2,987

Annual maturities of long-term debt for the five fiscal years subsequent to September 29, 2007, are: 2008-$137 million; 2009-$35 million; 2010-$347 million; 2011-$1.0 billion; 2012-$1 million.

TFM, a wholly-owned subsidiary of the Company, has fully and unconditionally guaranteed the 2016 Notes. The following condensed consolidating financial information is provided for the Company, as issuer, and for TFM, as guarantor, as an alternative to providing separate financial statements for the guarantor.

The following financial information presents condensed consolidating financial statements, which include Tyson Foods, Inc. (TFI Parent); Tyson Fresh Meats, Inc. (TFM Parent); the Non-Guarantor Subsidiaries on a combined basis; the elimination entries necessary to consolidate TFI Parent, TFM Parent and the Non-Guarantor Subsidiaries; and Tyson Foods, Inc.

Condensed Consolidating Statement of Income for the year ended September 29, 2007					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Net Sales	$165	$15,189	$11,264	$(889)	$25,729
Cost of Sales	(49)	14,885	10,353	(889)	24,300
	214	304	911	-	1,429
Operating Expenses:
Selling, general and administrative	108	173	533	-	814
Other charges	1	1	-	-	2
Operating Income	105	130	378	-	613

Other (Income) Expense:
Interest expense, net	186	29	9	-	224
Other, net	(1)	(24)	4	-	(21)
Equity in net earnings of subsidiaries	(321)	(50)	-	371	-
	(136)	(45)	13	371	203

Income from Continuing Operations
before Income Taxes	241	175	365	(371)	410
Income Tax Expense (Benefit)	(27)	43	126	-	142
Income from Continuing Operations	268	132	239	(371)	268
Income from Discontinued Operation	-	-	-	-	-
Net Income	$268	$132	$239	$(371)	$268

Condensed Consolidating Statement of Operations for the year ended September 30, 2006					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Net Sales	$-	$14,227	$11,097	$(735)	$24,589
Cost of Sales	3	14,206	10,165	(735)	23,639
	(3)	21	932	-	950
Operating Expenses:
Selling, general and administrative	130	201	599	-	930
Other charges	-	51	19	-	70
Operating Income (Loss)	(133)	(231)	314	-	(50)

Other (Income) Expense:
Interest expense, net	192	35	11	-	238
Other, net	(3)	(3)	(14)	-	(20)
Equity in net earnings of subsidiaries	(14)	(13)	-	27	-
	175	19	(3)	27	218

Income (Loss) from Continuing Operations
before Income Taxes	(308)	(250)	317	(27)	(268)
Income Tax Expense (Benefit)	(112)	(92)	110	-	(94)
Income (Loss) from Continuing Operations	(196)	(158)	207	(27)	(174)
Loss from Discontinued Operation	-	-	(17)	-	(17)
Income (Loss) before Cumulative Effect
of Change in Accounting Principle	(196)	(158)	190	(27)	(191)
Cumulative Effect of Change in Accounting
Principle, Net of Tax	-	(1)	(4)	-	(5)
Net Income (Loss)	$(196)	$(159)	$186	$(27)	$(196)

Condensed Consolidating Statement of Income for the year ended October 1, 2005					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Net Sales	$429	$14,009	$11,573	$(1,210)	$24,801
Cost of Sales	85	13,883	10,421	(1,210)	23,179
	344	126	1,152	-	1,622
Operating Expenses:
Selling, general and administrative	119	154	647	-	920
Other charges	-	-	47	-	47
Operating Income (Loss)	225	(28)	458	-	655

Other (Income) Expense:
Interest expense, net	170	38	19	-	227
Other, net	(1)	(17)	5	-	(13)
Equity in net earnings of subsidiaries	(333)	(175)	-	508	-
	(164)	(154)	24	508	214

Income from Continuing Operations
before Income Taxes	389	126	434	(508)	441
Income Tax Expense (Benefit)	17	(15)	125	-	127
Income from Continuing Operations	372	141	309	(508)	314
Income from Discontinued Operation	-	-	58	-	58
Net Income	$372	$141	$367	$(508)	$372

Condensed Consolidating Balance Sheet as of September 29, 2007					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Assets
Current Assets:
Cash and cash equivalents	$3	$-	$39	$-	$42
Accounts receivable, net	1	557	1,461	(773)	1,246
Inventories	-	674	1,485	-	2,159
Other current assets	79	32	18	(59)	70
Assets of discontinued operation held for sale	-	-	164	-	164
Total Current Assets	83	1,263	3,167	(832)	3,681
Net Property, Plant and Equipment	44	1,015	2,549	-	3,608
Goodwill	-	1,499	986	-	2,485
Intangible Assets	-	57	69	-	126
Other Assets	137	113	139	(62)	327
Investment in subsidiaries	8,243	976	-	(9,219)	-
Total Assets	$8,507	$4,923	$6,910	$(10,113)	$10,227
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$120	$-	$17	$-	$137
Trade accounts payable	79	517	454	-	1,050
Other current liabilities	1,008	143	609	(832)	928
Total Current Liabilities	1,207	660	1,080	(832)	2,115
Long-Term Debt	2,355	255	32	-	2,642
Deferred Income Taxes	-	168	261	(62)	367
Other Liabilities	214	94	64	-	372
Shareholders’ Equity	4,731	3,746	5,473	(9,219)	4,731
Total Liabilities and Shareholders’ Equity	$8,507	$4,923	$6,910	$(10,113)	$10,227

Condensed Consolidating Balance Sheet as of September 30, 2006					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Assets
Current Assets:
Cash and cash equivalents	$2	$1	$25	$-	$28
Short-term investment	770	-	-	-	770
Accounts receivable, net	3	391	1,562	(773)	1,183
Inventories	-	611	1,369	-	1,980
Other current assets	37	79	84	(51)	149
Assets of discontinued operation held for sale	-	-	77	-	77
Total Current Assets	812	1,082	3,117	(824)	4,187
Net Property, Plant and Equipment	93	1,120	2,651	-	3,864
Goodwill	-	1,526	986	-	2,512
Intangible Assets	-	60	76	-	136
Other Assets	177	129	116	(81)	341
Long-Lived Assets of Discontinued Operation Held for Sale	-	-	81	-	81
Investment in subsidiaries	7,899	944	-	(8,843)	-
Total Assets	$8,981	$4,861	$7,027	$(9,748)	$11,121
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$851	$125	$16	$-	$992
Trade accounts payable	28	475	439	-	942
Other current liabilities	1,084	153	499	(824)	912
Total Current Liabilities	1,963	753	954	(824)	2,846
Long-Term Debt	2,371	257	359	-	2,987
Deferred Income Taxes	-	178	398	(81)	495
Other Liabilities	207	80	66	-	353
Shareholders’ Equity	4,440	3,593	5,250	(8,843)	4,440
Total Liabilities and Shareholders’ Equity	$8,981	$4,861	$7,027	$(9,748)	$11,121

Condensed Consolidating Statement of Cash Flows for the year ended September 29, 2007					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Cash Provided by (Used for) Operating Activities	$(22)	$278	$447	$(25)	$678
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(14)	(40)	(231)	-	(285)
Proceeds from sale of short-term investment	770	-	-	-	770
Proceeds from sale of marketable securities, net	-	-	16	-	16
Other, net	81	29	(32)	-	78
Cash Provided by (Used for) Investing Activities	837	(11)	(247)	-	579
Cash Flows From Financing Activities:
Net change in debt	(747)	(4)	(459)	-	(1,210)
Purchase of treasury shares	(61)	-	-	-	(61)
Dividends	(56)	-	(25)	25	(56)
Stock options exercised and other	80	(7)	2	-	75
Net change in intercompany balances	(30)	(257)	287	-	-
Cash Used for Financing Activities	(814)	(268)	(195)	25	(1,252)
Effect of Exchange Rate Change on Cash	-	-	9	-	9
Increase (Decrease) in Cash and Cash Equivalents	1	(1)	14	-	14
Cash and Cash Equivalents at Beginning of Year	2	1	25	-	28
Cash and Cash Equivalents at End of Year	$3	$-	$39	$-	$42

Condensed Consolidating Statement of Cash Flows for the year ended September 30, 2006					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Cash Provided by Operating Activities	$18	$76	$338	$(60)	$372
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(81)	(153)	(297)	-	(531)
Purchase of short-term investment	(750)	-	-	-	(750)
Proceeds from sale of marketable securities, net	-	-	23	-	23
Other, net	29	(15)	20	-	34
Cash Used for Investing Activities	(802)	(168)	(254)	-	(1,224)
Cash Flows From Financing Activities:
Net change in debt	1,087	(101)	(2)	-	984
Purchase of treasury shares	(42)	-	-	-	(42)
Dividends	(55)	-	(60)	60	(55)
Stock options exercised and other	(57)	(2)	16	-	(43)
Net change in intercompany balances	(153)	195	(42)	-	-
Cash Provided by (Used for) Financing Activities	780	92	(88)	60	844
Effect of Exchange Rate Change on Cash	-	-	(4)	-	(4)
Decrease in Cash and Cash Equivalents	(4)	-	(8)	-	(12)
Cash and Cash Equivalents at Beginning of Year	6	1	33	-	40
Cash and Cash Equivalents at End of Year	$2	$1	$25	$-	$28

Condensed Consolidating Statement of Cash Flows for the year ended October 1, 2005					in millions
			Non-Guarantor
	TFI Parent	TFM Parent	Subsidiaries	Eliminations	Total
Cash Provided by Operating Activities	$124	$16	$886	$-	$1,026
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(3)	(124)	(444)	-	(571)
Sale of marketable securities, net	-	-	(39)	-	(39)
Other, net	(17)	5	61	-	49
Cash Used for Investing Activities	(20)	(119)	(422)	-	(561)
Cash Flows From Financing Activities:
Net change in debt	(709)	-	342		(367)
Purchase of treasury shares	(45)	-	-	-	(45)
Dividends	(55)	-	-	-	(55)
Stock options exercised and other	(18)	15	-	-	(3)
Net change in intercompany balances	723	83	(806)	-	-
Cash Provided by (Used for) Financing Activities	(104)	98	(464)	-	(470)
Effect of Exchange Rate Change on Cash	-	-	12	-	12
Increase (Decrease) in Cash and Cash Equivalents	-	(5)	12	-	7
Cash and Cash Equivalents at Beginning of Year	6	6	21	-	33
Cash and Cash Equivalents at End of Year	$6	$1	$33	$-	$40

NOTE 11: COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income are as follows:

		in millions
	2007	2006
Accumulated other comprehensive income:
Currency translation adjustment	$62	$38
Unrealized net hedging losses, net of taxes	(6)	(6)
Minimum pension liability adjustment, net of taxes	-	(15)
Postretirement benefits reserves adjustments (1)	(6)	-
Total accumulated other comprehensive income	$50	$17

(1) Includes adjustment of $3 million, net of tax, relating to the initial adoption of SFAS No. 158. Refer to Note 12, “Pensions and Other Postretirement Benefits.”

The components of other comprehensive income (loss) are as follows:

	in millions
	Before Tax	Income Tax	After Tax

Fiscal 2007:
Currency translation adjustment	$24	$-	$24
Pension unrealized gain, prior to adoption of SFAS No. 158	9	(3)	6
Net hedging gain	33	(13)	20
Net hedging gain reclassified to income statement	(33)	13	(20)
Other comprehensive income – 2007	$33	$(3)	$30

Fiscal 2006:
Currency translation adjustment	$(6)	$-	$(6)
Pension unrealized loss, prior to adoption of SFAS No. 158	(16)	6	(10)
Investments unrealized gain	1	-	1
Net hedging gain	1	-	1
Net hedging loss reclassified to income statement	6	(3)	3
Other comprehensive loss – 2006	$(14)	$3	$(11)

Fiscal 2005:
Currency translation adjustment	$23	$-	$23
Pension unrealized loss, prior to adoption of SFAS No. 158	(2)	1	(1)
Investments unrealized loss	(3)	1	(2)
Net hedging loss	(1)	-	(1)
Net hedging loss reclassified to income statement	34	(13)	21
Other comprehensive income – 2005	$51	$(11)	$40

NOTE 12: STOCK-BASED COMPENSATION

Prior to the adoption of SFAS No. 123R in fiscal 2006, we applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for our employee stock compensation plans. Accordingly, no compensation expense was recognized for stock option issuances, as stock options are issued with an exercise price equal to the closing price at the date of grant. Also, prior to the adoption of SFAS No. 123R, we issued restricted stock and recorded the fair value of such awards as deferred compensation amortized over the vesting period. Had compensation expense for employee stock compensation plans been determined based on the fair value method of accounting for our stock compensation plans according to FASB Statement No. 123, “Accounting for Stock-Based Compensation,” in fiscal 2005 the tax-effected impact would be as follows:

in millions, except per share data
2005
Net income, as reported	$372
Stock-based employee compensation expense included in net income, net of tax	15
Total stock-based employee compensation expense determined under fair
value based method for all awards, net of tax	(22)
Pro forma net income	$365

Net earnings per share
As reported
Class A Basic	$1.11
Class B Basic	$1.00
Diluted	$1.04
Pro forma
Class A Basic	$1.09
Class B Basic	$0.98
Diluted	$1.02

We issue shares under our stock-based compensation plans by issuing Class A stock from treasury. The total number of shares available for future grant under the Tyson Foods, Inc. 2000 Stock Incentive Plan (Incentive Plan) was 27,431,170 at September 29, 2007.

Stock Options

Shareholders approved the Incentive Plan in January 2001. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (Compensation Committee). The Incentive Plan includes provisions for granting incentive stock options for shares of Class A stock at a price not less than the fair market value at the date of grant. Nonqualified stock options may be granted at a price equal to, less than or more than the fair market value of Class A stock on the date the option is granted. Stock options under the Incentive Plan generally become exercisable ratably over two to five years from the date of grant and must be exercised within 10 years from the date of grant. Our policy is to recognize compensation expense on a straight-line basis over the requisite service period for the entire award.

			Weighted Average	Aggregate
		Weighted Average	Remaining	Intrinsic
	Shares Under	Exercise Price	Contractual	Value
	Option	Per Share	Life (in Years)	(in millions)
Outstanding, September 30, 2006	17,701,918	$13.79
Exercised	(3,996,675)	11.64
Canceled	(2,609,776)	17.21
Granted	4,387,448	15.37
Outstanding, September 29, 2007	15,482,915	14.20	7.0	$220

Exercisable, September 29, 2007	6,056,979	$12.35	5.3	$75

The weighted-average grant-date fair value of options granted during fiscal years 2007 and 2006, respectively, was $5.85 and $6.86. No options were granted in fiscal 2005. The fair value of each option grant is established on the date of grant using a binomial lattice method for grants awarded after October 1, 2005, and the Black-Scholes option-pricing model for grants awarded before October 1, 2005. The change to the binomial lattice method was made to better reflect the exercise behavior of top management. We use historical volatility for a period of time comparable to the expected life of the option to determine volatility assumptions. Expected life is calculated based on the contractual term of each grant and takes into account the historical exercise and termination behavior of participants. Risk-free interest rates are based on the five-year Treasury bond rate. Weighted average assumptions used in the fair value calculation are outlined in the following table.

	2007	2006	2005
Weighted average expected life	5.6 years	5.9 years	5.8 years
Weighted average risk-free interest rate	3.88%	3.70%	3.13%
Range of risk-free interest rates	2.6-4.6%	2.6-4.8%	2.6-4.8%
Weighted average expected volatility	36.85%	37.83%	33.74%
Range of expected volatility	33.7-40.1%	35.2-40.1%	35.2-40.1%
Expected dividend yield	1.11%	1.23%	1.18%

We recognized stock-based compensation expense related to stock options, net of income taxes, of $11 million, $9 million and $0, respectively, during fiscal years 2007, 2006 and 2005, with a $6 million, $5 million and $0 related tax benefit. We had 3.3 million, 3.3 million and 2.4 million, respectively, options vest in fiscal years 2007, 2006 and 2005, with a fair value of $18 million, $16 million and $10 million.

In fiscal years 2007, 2006 and 2005, we received cash of $59 million, $28 million and $31 million, respectively, for the exercise of stock options. The related tax benefit realized from stock options exercised during fiscal years 2007, 2006 and 2005, was $12 million, $4 million and $6 million. The total intrinsic value of options exercised in fiscal years 2007, 2006 and 2005, was $31 million, $10 million and $15 million, respectively. Prior to the adoption of SFAS No. 123R, we classified the tax benefits of deductions resulting from the exercise of stock options as Cash Flows from Operating Activities in the Consolidated Statements of Cash Flows. SFAS No. 123R requires the cash flows resulting from tax deductions in excess of the compensation cost of those options (excess tax deductions) to be classified as financing cash flows. We realized $9 million, $4 million and $6 million, respectively, in excess tax deductions during fiscal years 2007, 2006 and 2005. As of September 29, 2007, we had $44 million of total unrecognized compensation cost related to stock option plans that will be recognized over a weighted average period of 2.5 years.

Restricted Stock

We issue restricted stock at the market value as of the date of grant, with restrictions expiring over periods through July 1, 2020. Unearned compensation is recognized over the vesting period for the particular grant using a straight-line method.

			Weighted Average	Aggregate
		Weighted Average	Remaining	Intrinsic
	Number of	Grant-Date Fair	Contractual	Value
	Shares	Value Per Share	Life (in Years)	(in millions)
Nonvested, September 30, 2006	9,487,986	$12.73
Granted	1,691,638	16.42
Dividends	64,886	18.69
Vested	(3,364,036)	11.13
Forfeited	(1,819,140)	11.73
Nonvested, September 29, 2007	6,061,334	14.95	2.2	$108

As of September 29, 2007, we had $44 million of total unrecognized compensation cost related to restricted stock awards that will be recognized over a weighted average period of 2.2 years.

We recognized stock-based compensation expense related to restricted stock, net of income taxes, of $14 million, $15 million and $15 million for years 2007, 2006 and 2005, respectively. The related tax benefit for fiscal years 2007, 2006 and 2005 was $9 million in each year. We had 3.4 million, 0.4 million and 0.1 million, respectively, restricted stock awards vest in fiscal years 2007, 2006 and 2005, with a grant date fair value of $37 million, $5 million and $1 million.

Performance-based Shares

In July 2003, our Compensation Committee authorized us to award performance-based shares of our Class A stock having an initial maximum aggregate value of $4 million on the date of each award to certain senior executive officers on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years. In August 2005 and September 2004, the Compensation Committee authorized the expansion of the fiscal 2006 and fiscal 2005 awards to include additional senior officers. The expansions increased the initial maximum aggregate value by $3 million and $2 million for the 2006 and 2005 grants, respectively. The vesting of the performance-based shares for the 2004 and 2005 awards is over three years, and the vesting of the 2006 award is over two and one-half to three years (the Vesting Period), each award being subject to the attainment of goals determined by the Compensation Committee prior to the date of the award. We review progress toward the attainment of goals each quarter during the Vesting Period. However, the attainment of goals can be determined only at the end of the Vesting Period. If the shares vest, the ultimate cost will be equal to the Class A stock price on the date the shares vest times the number of shares awarded for all performance grants with other than market criteria. For grants with market performance criteria, the ultimate cost will be the fair value of the probable shares to vest regardless if the shares actually vest. Total expense recorded related to performance-based shares was approximately $1 million in each of fiscal years 2007, 2006 and 2005.

NOTE 13: PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Effective September 29, 2007, we adopted SFAS No. 158, which requires the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations previously deferred under the reporting requirements of SFAS No. 87, SFAS No. 106 and SFAS No. 132(R). The following table reflects the effects of adoption of SFAS No. 158 on the Consolidated Balance Sheet as of September 29, 2007.

			(in millions)
	Before		After
	Application of		Application of
	SFAS No. 158	Adjustments	SFAS No. 158
Other assets	$ 332	$ (5)	$ 327
Total assets	10,232	(5)	10,227
Deferred income taxes	366	1	367
Other liabilities	381	(9)	372
Accumulated other comprehensive income	47	3	50
Total shareholders’ equity	4,728	3	4,731
Total liabilities and shareholders’ equity	10,232	(5)	10,227

We have both funded and unfunded noncontributory defined benefit pension plans covering specific groups of employees. Two plans provide benefits based on a formula using years of service and a specified benefit rate. Effective January 1, 2004, we implemented a defined benefit plan for certain contracted officers that uses a formula based on years of service and final average salary. Additionally, two of our subsidiaries have frozen plans, whereby no new participants will be added and no future benefits will be earned. We also have other postretirement benefit plans for which substantially all of our employees may receive benefits if they satisfy applicable eligibility criteria. The postretirement healthcare plans are contributory with participants’ contributions adjusted when deemed necessary.

We have defined contribution retirement and incentive benefit programs for various groups of employees. We recognized expenses of $46 million, $55 million and $56 million in fiscal 2007, 2006 and 2005, respectively.

We use a September 30 measurement date for our defined benefit plans and one postretirement medical plan and a July 31 measurement date for the remaining postretirement medical plans. We generally recognize the effect of actuarial gains and losses into earnings immediately for postretirement plans rather than amortizing the effect over future periods.

Other postretirement benefits include postretirement medical costs and life insurance.

Benefit obligations and funded status

The following table provides a reconciliation of the changes in the plans’ benefit obligations, assets and funded status at September 29, 2007, and September 30, 2006:

			in millions
	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at beginning of year	$124	$107	$61	$60
Service cost	6	6	1	1
Interest cost	7	6	4	4
Plan participants’ contributions	-	-	8	5
Addition of subsidiary plan	-	1	-	-
Amendments	-	-	(4)	(3)
Actuarial (gain) loss	(2)	11	12	14
Benefits paid	(7)	(7)	(16)	(18)
Settlement	-	-	(17)	-
Curtailment	-	-	-	(2)
Benefit obligation at end of year	128	124	49	61

Change in plan assets
Fair value of plan assets at beginning of year	85	82	-	-
Actual return on plan assets	14	7	-	-
Employer contributions	5	2	8	13
Plan participants’ contributions	-	-	8	5
Addition of subsidiary plan	-	1	-	-
Benefits paid	(7)	(7)	(16)	(18)
Fair value of plan assets at end of year	97	85	-	-

Funded status	(31)	(39)	(49)	(61)
Amounts not yet recognized:
Unrecognized prior service cost	-	6	-	(17)
Unrecognized actuarial loss	-	25	-	-
Net amount recognized	$(31)	$(8)	$(49)	$(78)

Amounts recognized in the Consolidated Balance Sheets consist of:

			in millions
	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Other assets	$7	$-	$-	$-
Accrued benefit liability	(38)	(31)	(49)	(78)
Accumulated other comprehensive (income)/loss	19	23	(10)	-
Net amount recognized	$(12)	$(8)	$(59)	$(78)

The increase (decrease) in the pretax minimum liability related to our pension plans included in other comprehensive income (loss) was $(9) million, $16 million and $2 million in fiscal 2007, 2006 and 2005, respectively.

At September 29, 2007, three pension plans had an accumulated benefit obligation in excess of plan assets. At September 30, 2006, all pension plans had an accumulated benefit obligation in excess of plan assets. The accumulated benefit obligation for all pension plans was $128 million and $122 million at September 29, 2007, and September 30, 2006, respectively. Plans with accumulated benefit obligations in excess of plan assets are as follows:

	in millions
	Pension Benefits
	2007	2006
Projected benefit obligation	$56	$124
Accumulated benefit obligation	56	122
Fair value of plan assets	18	85

Net Periodic Benefit Cost

Components of net periodic benefit cost for pension and postretirement benefit plans recognized in the Consolidated Statements of Operations are as follows:

				in millions
	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$6	$6	$6	$1	$1	$-
Interest cost	7	6	6	4	4	4
Expected return on plan assets	(7)	(6)	(5)	-	-	-
Amortization of prior service cost	1	1	1	(2)	(2)	(2)
Recognized actuarial loss, net	1	-	-	12	14	9
Curtailment and settlement gain	-	-	-	(27)	(2)	-
Net periodic benefit cost	$8	$7	$8	$(12)	$15	$11

Assumptions

Weighted average assumptions are as follows:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Discount rate to determine
net periodic benefit cost	5.87%	5.94%	6.62%	6.00%	6.00%	6.00%
Discount rate to determine
benefit obligations	6.00%	5.80%	5.91%	6.25%	6.10%	6.00%
Rate of compensation increase	3.50%	4.00%	4.00%	N/A	N/A	N/A
Expected return on plan assets	7.89%	8.03%	8.13%	N/A	N/A	N/A

To determine the rate-of-return on assets assumption, we first examined historical rates of return for the various asset classes. We then determined a long-term projected rate-of-return based on expected returns over the next five to 10 years. Prior to fiscal 2004, we only had defined benefit plans that provided a retirement benefit based on the number of years of service multiplied by a benefit rate.

We have four postretirement health plans. Two of these consist of fixed, annual payments and account for $35 million of the postretirement medical obligation at September 29, 2007. A healthcare cost trend is not required to determine this obligation. The remaining two plans, Pre-Medicare and Post-Medicare, account for $14 million of the postretirement medical obligation at September 29, 2007. The Pre-Medicare plan covers retirees who do not yet qualify for Medicare and uses a healthcare cost trend of 10% in the current year, grading down to 6% in fiscal 2012. The decision was made in the fourth quarter of fiscal 2007 to outsource the Post-Medicare plan to a third party insurer. This decision effectively settled the plan and no healthcare cost trend is applicable to this plan at year end. Additionally, we recognized a gain of approximately $27 million related to this plan change. Claims in excess of the negotiated annual maximum payment are paid by the plan participants. A one-percentage point change in assumed healthcare cost trend rate would have an immaterial impact on the postretirement benefit obligation and total service and interest cost.

Plan Assets

The fair value of plan assets for domestic union pension benefit plans was $80 million and $71 million as of September 29, 2007, September 30, 2006, respectively. The following table sets forth the actual and target asset allocation for pension plan assets:

			Target Asset
	2007	2006	Allocation
Cash	2.2%	1.6%	0.0%
Fixed income securities	24.4	24.6	25.0
US Stock Funds-Large- and Mid-Cap	48.8	49.3	50.0
US Stock Funds-Small-Cap	9.7	9.8	10.0
International Stock Funds	14.9	14.7	15.0
Total	100.0%	100.0%	100.0%

During fiscal 2005, we recorded the assets and benefit obligation related to a foreign subsidiary. This pension plan had $17 million and $14 million in plan assets at September 29, 2007, and September 30, 2006, respectively. All of this plan’s assets are held in annuity contracts consistent with its target asset allocation.

The Plan Trustees have established a set of investment objectives related to the assets of the pension plans and regularly monitor the performance of the funds and portfolio managers. Objectives for the pension assets are (1) to provide growth of capital and income, (2) to achieve a target weighted average annual rate of return competitive with other funds with similar investment objectives and (3) to diversify to reduce risk. The investment objectives and target asset allocation were updated in January 2004.

Contributions

Our policy is to fund at least the minimum contribution required to meet applicable federal employee benefit and local tax laws. In our sole discretion, we may from time to time fund additional amounts. Expected contributions to pension plans for fiscal 2008 are approximately $3 million. For fiscal 2007, 2006 and 2005, we funded $5 million, $0 and $10 million, respectively, to defined benefit plans.

Estimated Future Benefit Payments

The following benefit payments are expected to be paid:

		in millions
	Pension Benefits	Other Postretirement Benefits
2008	$9	$6
2009	7	5
2010	9	5
2011	9	5
2012	9	5
2013-2017	56	22

The above benefit payments for other postretirement benefit plans are not expected to be materially offset by Medicare Part D subsidies in 2008 or thereafter.

NOTE 14: SUPPLEMENTAL CASH FLOW INFORMATION

Certain non-cash transactions were excluded from the Consolidated Statements of Cash Flows for fiscal 2007. Adjustments of $28 million, primarily related to the re-evaluation of certain tax liability accruals and deferred tax assets and liabilities related to the 2001 acquisition of TFM, decreased goodwill.

Certain non-cash transactions were excluded from the Consolidated Statements of Cash Flows for fiscal 2006. Adjustments of $12 million, primarily related to deferred tax asset and liability adjustments related to the acquisitions in previous years of TFM and the assets of Millard Processing Services, increased goodwill.

In fiscal 2005, adjustments of $53 million were made to remove pre-acquisition tax liability accruals no longer necessary due to the closure of an IRS examination and the re-evaluation of certain pre-acquisition deferred tax liabilities. The adjustments include $46 million and $7 million of adjustments to pre-acquisition deferred tax assets and liabilities related to acquisitions in previous years of TFM and Hudson Foods, Inc., respectively, and decreased goodwill.

The following table summarizes cash payments for interest and income taxes:

	in millions
	2007	2006	2005
Interest	$262	$159	$238
Income taxes, net of refunds	97	144	107

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

We have operating leases for farms, equipment and other facilities with Don Tyson, a director of the Company, John Tyson, Chairman of the Company, certain members of their families and the Randal W. Tyson Testamentary Trust. Total payments of $5 million in fiscal 2007, $8 million in fiscal 2006, and $9 million in fiscal 2005, were paid to entities in which these parties had an ownership interest.

In fiscal 2005, we received approximately $4 million from entities owned by Don Tyson and John Tyson, as payment for the purchase of certain properties owned by the Company.

NOTE 16: INCOME TAXES

Detail of the provision (benefit) for income taxes from continuing operations consists of:

	in millions
	2007	2006	2005
Federal	$129	$(79)	$118
State	16	(12)	16
Foreign	(3)	(3)	(7)
	$142	$(94)	$127
Current	$137	$32	$220
Deferred	5	(126)	(93)
	$142	$(94)	$127

The reasons for the difference between the statutory federal income tax rate and the effective income tax rate from continuing operations are as follows:

	2007	2006	2005
Federal income tax rate	35.0%	35.0%	35.0%
State income taxes	2.3	3.3	1.8
Extraterritorial income exclusion	(1.1)	-	(2.6)
Reduction of tax reserves, net	(4.6)	-	(4.1)
Medicare Part D	3.2	(1.8)	(3.6)
Repatriation of foreign earnings	-	-	4.2
Adjustment for tax review	-	(5.1)	-
General business credits	(2.6)	2.6	(1.8)
Domestic production deduction	(1.0)	-	-
Fixed asset tax cost correction	4.2	-	-
Other	(0.8)	1.0	(0.2)
	34.6%	35.0%	28.7%

During fiscal 2007, we discovered a certain population of our tax cost and accumulated depreciation values were not accurately recorded, primarily related to a property, plant and equipment system conversion in 1999. This system conversion did not impact the recorded book value of the property, plant and equipment. As a result, the net tax basis of property, plant and equipment was overstated, which caused the deferred tax liability in our financial statements to be understated. In 2007, we increased our deferred tax liabilities $17 million and recognized additional tax expense of $17 million.

The fiscal 2007 effective tax rate from continuing operations was reduced by 4.6% due to the reduction of income tax reserves management deemed were no longer required. The net reduction to current income tax expense from continuing operations of approximately $20 million related to Internal Revenue Service examinations, appeals and United States Tax Court settlement activity, as well as state income tax examination settlements. Additional related adjustments resulted in a $28 million reduction of goodwill.

During fiscal 2006, we completed a review of our tax account balances, and as a result, reduced our income tax benefit from continuing operations by $15 million. This included $12 million related to additional tax reserves for our foreign operations and $3 million related to a cumulative adjustment to our recorded tax balances attributable to book to tax differences associated with property, plant and equipment (including synthetic leases) and certain acquired deferred tax liabilities. Additional adjustments resulted in an increase to goodwill of $12 million, deferred tax liabilities of $3 million and a reduction of property, plant and equipment of $9 million.

Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The tax effects of major items recorded as deferred tax assets and liabilities are:

			in millions
	2007		2006
	Deferred Tax		Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$-	$399	$-	$481
Suspended taxes from conversion
to accrual method	-	104	-	119
Intangible assets	7	32	10	26
Inventory	13	74	13	101
Accrued expenses	165	-	177	-
Net operating loss and other carryforwards	133	-	137	-
Insurance reserves	22	-	23	-
Prepaids	-	40	-	41
Other	53	71	46	-
	$393	$720	$406	$768
Valuation allowance	$(55)		$(66)
Net deferred tax liability		$382		$428

Net deferred tax liabilities are included in Other Current Assets, Other Current Liabilities and Deferred Income Taxes on the Consolidated Balance Sheets.

The deferred tax liability for suspended taxes from conversion to accrual method represents the 1987 change from the cash to accrual method of accounting and will be recognized by 2027.

We have accumulated undistributed earnings of foreign subsidiaries aggregating approximately $215 million and $153 million at September 29, 2007 and September 30, 2006, respectively. These earnings are expected to be indefinitely reinvested outside of the United States. If those earnings were distributed in the form of dividends or otherwise, we would be subject to federal income taxes (subject to an adjustment for foreign tax credits), state income taxes and withholding taxes payable to the various foreign countries. It is not currently practicable to estimate the tax liability that might be payable on the repatriation of these foreign earnings.

The tax effected valuation allowance of $55 million consists of $30 million for state tax credit and net operating loss carryforwards, $11 million for federal net operating loss and other miscellaneous carryforwards and $14 million for international net operating loss carryforwards. The state tax credit and net operating loss carryforwards expire in fiscal years 2008 through 2026. At September 29, 2007, after considering utilization restrictions, our gross federal tax loss carryforwards, which include net operating losses, capital losses and charitable contribution carryforwards, approximated $190 million. Gross federal net operating loss carryforwards of $33 million, are subject to utilization limitations due to ownership changes and may be utilized to offset future taxable income subject to limitations. These carryforwards expire during fiscal years 2008 through 2026. The $55 million valuation allowance described above includes $11 million, that if subsequently recognized, will be allocated to reduce goodwill, which was recorded at the time of acquisition of TFM.

We provide tax reserves for federal, state, local and international exposures relating to audit results, tax planning initiatives and compliance responsibilities. Evaluation of these reserves requires judgments about tax issues, potential outcomes and timing, and is an inherently subjective estimate. Although the outcome of these tax items is uncertain, in our opinion, adequate provisions for income taxes have been made for potential liabilities relating to these exposures.

NOTE 17: EARNINGS (LOSS) PER SHARE

The earnings and weighted average common shares used in the computation of basic and diluted earnings (loss) per share are as follows:

	in millions, except per share data
	2007	2006	2005
Numerator:
Income (loss) from continuing operations	$268	$(174)	$314
Income (loss) from discontinued operation	-	(17)	58
Cumulative effect of change in
accounting principle, net of tax	-	(5)	-
Net income (loss)	268	(196)	372
Less Dividends:
Class A ($0.16/share)	45	41	40
Class B ($0.144/share)	11	14	15
Undistributed earnings (losses)	212	(251)	317
Class A undistributed earnings (losses)	170	(186)	230
Class B undistributed earnings (losses)	42	(65)	87
Total undistributed earnings (losses)	$212	$(251)	$317
Denominator:
Denominator for basic earnings per share:
Class A weighted average shares	273	249	243
Class B weighted average shares, and
shares under if-converted method for
diluted earnings per share	75	96	102
Effect of dilutive securities:
Stock options and restricted stock	7	-	12
Denominator for diluted earnings per
share - adjusted weighted average
shares and assumed conversions	355	345	357

Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$0.79	$(0.51)	$0.94
Class B Basic	$0.70	$(0.47)	$0.84
Diluted	$0.75	$(0.51)	$0.88

Earnings (Loss) Per Share from Discontinued Operation:
Class A Basic	$-	$(0.05)	$0.17
Class B Basic	$-	$(0.05)	$0.16
Diluted	$-	$(0.05)	$0.16

Cumulative effect of change in accounting principle, net of tax:
Class A Basic	$-	$(0.02)	$-
Class B Basic	$-	$(0.01)	$-
Diluted	$-	$(0.02)	$-

Net income (loss):
Class A Basic	$0.79	$(0.58)	$1.11
Class B Basic	$0.70	$(0.53)	$1.00
Diluted	$0.75	$(0.58)	$1.04

Approximately four million, 28 million and two million, respectively, in fiscal years 2007, 2006 and 2005, of our option shares were antidilutive and were not included in the dilutive earnings per share calculation.

We have two classes of capital stock, Class A stock and Class B stock. Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of cash dividends paid to holders of Class B stock cannot exceed 90% of the cash dividend paid to holders of Class A stock.

We allocate undistributed earnings (losses) based upon a 1 to 0.9 ratio per share of Class A stock and Class B stock, respectively. We allocate undistributed earnings (losses) based on this ratio due to historical dividend patterns, voting control of Class B shareholders and contractual limitations of dividends to Class B stock.

NOTE 18: SEGMENT REPORTING

We operate in four segments: Chicken, Beef, Pork and Prepared Foods. We measure segment profit as operating income (loss).

Chicken: Chicken operations include breeding and raising chickens, as well as processing live chickens into fresh, frozen and value-added chicken products. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. The Chicken segment also includes sales from allied products and our chicken breeding stock subsidiary.

Beef: Beef operations include processing live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. The Beef segment also derives value from allied products such as hides and variety meats for sale to further processors and others. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

Pork: Pork operations include processing live market hogs and fabricating pork carcasses into primal and sub-primal cuts and case-ready products. This segment also includes our live swine group and related allied product processing activities. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. We also sell allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

Prepared Foods: Prepared foods operations manufacture and market frozen and refrigerated food products. Products include pepperoni, bacon, beef and pork pizza toppings, pizza crusts, flour and corn tortilla products, appetizers, prepared meals, ethnic foods, soups, sauces, side dishes, meat dishes and processed meats. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world.

in millions
	Chicken	Beef	Pork	Prepared Foods	Other	Consolidated
Fiscal year ended September 29, 2007
Sales	$8,188	$11,532	$3,309	$2,660	$40	$25,729
Operating income	280	34	135	81	83	613
Other expense						203
Income from continuing operations
before income taxes						410
Depreciation (a)	254	117	29	59	13	472
Total assets (b)	4,398	3,178	799	946	742	10,063
Additions to property, plant and equipment (c)	157	30	8	23	61	279
Fiscal year ended September 30, 2006
Sales	$7,928	$10,855	$3,060	$2,692	$54	$24,589
Operating income (loss)	53	(269)	47	45	74	(50)
Other expense						218
Loss from continuing operations
before income taxes						(268)
Depreciation (a)	255	114	29	62	12	472
Total assets (b)	4,325	3,113	833	1,006	1,686	10,963
Additions to property, plant and equipment (c)	219	132	13	54	110	528
Fiscal year ended October 1, 2005
Sales	$8,295	$10,405	$3,247	$2,801	$53	$24,801
Operating income (loss)	582	(102)	47	78	50	655
Other expense						214
Income from continuing operations
before income taxes						441
Depreciation (a)	241	104	31	65	17	458
Total assets (b)	4,398	3,089	834	1,107	922	10,350
Additions to property, plant and equipment (c)	269	115	14	44	112	554

a)	Excludes depreciation related to discontinued operation of $10 million, $9 million and $7 million for fiscal years 2007, 2006 and 2005, respectively.
b)	Excludes assets held for sale related to discontinued operation of $164 million, $158 million and $154 million for fiscal years 2007, 2006 and 2005, respectively.
c)	Excludes additions to property, plant and equipment related to discontinued operation of $6 million, $3 million and $17 million for fiscal years 2007, 2006 and 2005, respectively.

We allocate expenses related to corporate activities to the segments, while the related assets and additions to property, plant and equipment remain in Other.

The Pork segment had sales of $515 million, $467 million and $505 million for fiscal years 2007, 2006 and 2005, respectively, from transactions with other operating segments. The Beef segment had sales of $111 million, $104 million and $85 million for fiscal years 2007, 2006 and 2005, respectively, from transactions with other operating segments. These sales from intersegment transactions, which are sold at market prices, were excluded from the segment sales in the above table.

Our largest customer, Wal-Mart Stores, Inc., accounted for approximately 13.4%, 13.0% and 13.7% of consolidated sales in fiscal years 2007, 2006 and 2005, respectively. Sales to Wal-Mart Stores, Inc. were included in the Chicken, Beef, Pork and Prepared Foods segments. Any extended discontinuance of sales to this customer could, if not replaced, have a material impact on our operations.

The majority of our operations are domiciled in the United States. Approximately 98% of sales to external customers for each of fiscal years 2007, 2006 and 2005, were sourced from the United States. Approximately $6.0 billion, $6.3 billion and $6.3 billion, respectively, of long-lived assets were located in the United States at September 29, 2007, September 30, 2006, and October 1, 2005. Approximately $125 million, $116 million and $118 million of long-lived assets were located in foreign countries, primarily Mexico, at fiscal years ended 2007, 2006 and 2005, respectively.

We sell certain products in foreign markets, primarily Canada, Central America, China, the European Union, Japan, Mexico, Russia, South Korea, and Taiwan. Our export sales totaled $2.5 billion, $2.0 billion and $1.9 billion for fiscal 2007, 2006 and 2005, respectively. Substantially all of our export sales are facilitated through unaffiliated brokers, marketing associations and foreign sales staffs. Foreign sales, which are sales of products produced in a country other than the United States, were less than 10% of total consolidated sales for fiscal 2007, 2006 and 2005. Approximately 10% and 12% of income from continuing operations before income taxes for fiscal 2007 and 2005, was from foreign operations. In fiscal 2006, we had income from continuing operations before income taxes related to foreign operations of $13 million.

NOTE 19: QUARTERLY FINANCIAL DATA (UNAUDITED)

in millions, except per share data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Sales	$6,298	$6,239	$6,618	$6,574
Gross profit	342	353	428	306
Operating income	151	148	212	102
Income from continuing operations	60	61	114	33
Income (loss) from discontinued operation	(3)	7	(3)	(1)
Net income	57	68	111	32

Earnings from continuing operations:
Class A Basic	$0.18	$0.18	$0.33	$0.10
Class B Basic	$0.16	$0.16	$0.30	$0.08
Diluted	$0.17	$0.17	$0.32	$0.09
Earnings (loss) from discontinued operation:
Class A Basic	$(0.01)	$0.02	$(0.01)	$-
Class B Basic	$(0.01)	$0.02	$(0.01)	$-
Diluted	$(0.01)	$0.02	$(0.01)	$-
Net income:
Class A Basic	$0.17	$0.20	$0.32	$0.10
Class B Basic	$0.15	$0.18	$0.29	$0.08
Diluted	$0.16	$0.19	$0.31	$0.09
2006
Sales	$6,254	$6,002	$6,109	$6,224
Gross profit	345	168	208	229
Operating income (loss)	113	(125)	(20)	(18)
Income (loss) from continuing operations	41	(116)	(50)	(49)
Loss from discontinued operation	(2)	(11)	(2)	(2)
Cumulative effect of change in accounting principle	-	-	-	(5)
Net income (loss)	39	(127)	(52)	(56)

Earnings (loss) from continuing operations:
Class A Basic	$0.13	$(0.35)	$(0.15)	$(0.14)
Class B Basic	$0.11	$(0.31)	$(0.14)	$(0.13)
Diluted	$0.12	$(0.34)	$(0.15)	$(0.14)
Loss from discontinued operation:
Class A Basic	$(0.01)	$(0.03)	$-	$(0.01)
Class B Basic	$(0.01)	$(0.03)	$-	$(0.01)
Diluted	$(0.01)	$(0.03)	$-	$(0.01)
Cumulative effect of change in accounting principle:
Class A Basic	$-	$-	$-	$(0.02)
Class B Basic	$-	$-	$-	$(0.01)
Diluted	$-	$-	$-	$(0.02)
Net income (loss):
Class A Basic	$0.12	$(0.38)	$(0.15)	$(0.17)
Class B Basic	$0.10	$(0.34)	$(0.14)	$(0.15)
Diluted	$0.11	$(0.37)	$(0.15)	$(0.17)

In June 2008, we executed a letter of intent to sell the beef processing, cattle feedyard and fertilizer assets of Lakeside Farm Industries Ltd. We are reporting Lakeside as a discontinued operation and have restated the quarterly financial data accordingly.

Fourth quarter fiscal 2007 income from continuing operations includes tax expense of $17 million related to a fixed asset tax cost correction.

Second quarter fiscal 2006 operating income includes $45 million of costs related to beef plant closings and $14 million related to prepared foods plant closings. Fourth quarter fiscal 2006 operating income includes $19 million of charges related to the Cost Management Initiative and other business consolidation efforts. These charges include severance expenses, product rationalization costs and related intangible asset impairment expenses.

NOTE 20: CAPITAL STRUCTURE

During fiscal 2007, Tyson Limited Partnership converted 15.9 million shares of Class B stock to Class A stock on a one-for-one basis.

During fiscal 2006, Tyson Limited Partnership converted 15 million shares of Class B stock to Class A stock on a one-for-one basis. Additionally, Don Tyson, a director, converted 750,000 shares of Class B stock to Class A stock on a one-for-one basis.

NOTE 21: CONTINGENCIES

Listed below are certain claims made against the Company and our subsidiaries. In our opinion, we have made appropriate and adequate reserves, accruals and disclosures where necessary, and believe the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if accruals and reserves are not adequate, an adverse outcome could have a material effect on the consolidated financial condition or results of operations. We believe we have substantial defenses to the claims made and intend to vigorously defend these cases.

In 2000, the Wage and Hour Division of the U.S. Department of Labor (DOL) conducted an industry-wide investigation of poultry producers, including us, to ascertain compliance with various wage and hour issues. As part of this investigation, the DOL inspected 14 of our processing facilities. On May 9, 2002, the DOL filed a civil complaint styled Elaine L. Chao, Secretary of Labor, United States Department of Labor v. Tyson Foods, Inc. against us in the U.S. District Court for the Northern District of Alabama. The plaintiffs allege in the complaint that we violated the overtime provisions of the federal Fair Labor Standards Act at our chicken-processing facility in Blountsville, Alabama. The complaint does not contain a definite statement of what acts constituted alleged violations of the statute, although the Secretary of Labor indicated in discovery the case seeks to require us to compensate all hourly chicken processing workers for pre- and post-shift clothes changing, washing and related activities and for one of two unpaid 30-minute meal periods. The Secretary of Labor seeks unspecified back wages for all employees at the Blountsville facility for a period of two years prior to the date of the filing of the complaint, and an additional amount in unspecified liquidated damages and an injunction against future violations at that facility and all other chicken processing facilities we operate. We filed a motion for partial summary judgment on July 23, 2007. Although no date has been set, the trial of this matter is likely to occur within the next year.

Several private lawsuits are pending against us alleging that we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the Fair Labor Standards Act. These lawsuits include M.H. Fox, et al. v. Tyson Foods, Inc. (Fox), filed on June 22, 1999 in the U.S. District Court for the Northern District of Alabama, and De Asencio v. Tyson Foods, Inc. (DeAsencio), filed on August 22, 2000, in the U.S. District Court for the Eastern District of Pennsylvania. Each of these matters involves similar allegations that employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. In Fox, the District Court denied class certification on November 16, 2006 and ordered the cases of the 10 named plaintiffs in the matter to proceed individually in the home jurisdictions of the named plaintiffs. In DeAsencio, plaintiffs appealed a jury verdict and final judgment entered in our favor on June 22, 2006, in the District Court. On September 7, 2007, the U.S. Court of Appeals for the Third Circuit reversed the jury verdict and remanded the case to the District Court for further proceedings. We sought rehearing en banc, which was denied by the Court of Appeals on October 5, 2007. A further appeal to the U.S. Supreme Court must be made by January 3, 2008, or the case will be remanded to the District Court.

In addition to Fox and DeAsencio, additional private lawsuits were filed against us since the beginning of fiscal 2007 which allege Tyson failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the Fair Labor Standards Act. These lawsuits are Sheila Ackles, et al. v. Tyson Foods, Inc. (N. Dist. Alabama, October 23, 2006); McCluster, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, December 11, 2006); Dobbins, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 21, 2006); Buchanan, et al. v. Tyson Chicken, Inc., et al. and Potter, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 22, 2006); Jones, et al. v. Tyson Foods, Inc., et al., Walton, et al. v. Tyson Foods, Inc., et al. and Williams, et al. v. Tyson Foods, Inc., et al. (S. Dist. Mississippi, February 9, 2007); Balch, et al. v. Tyson Foods, Inc. (E. Dist. Oklahoma, March 1, 2007); Adams, et al. v. Tyson Foods, Inc. (W. Dist. Arkansas, March 2, 2007); Atkins, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, March 5, 2007); and Laney, et al. v. Tyson Foods, Inc. and Williams, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, May 23, 2007). Similar to Fox and DeAsencio, each of these matters involves allegations employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in each of these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. On April 6, 2007, we filed a motion for transfer of the above named actions for coordinated pretrial proceedings before the Judicial Panel on Multidistrict Litigation. The motion for transfer was granted on August 17, 2007, and the cases listed above were transferred to the federal district court in the Middle District of Georgia, In re: Tyson Foods, Inc., Fair Labor Standards Act Litigation.

On November 21, 2002, 10 current and former hourly employees of a TFM case ready facility in Goodlettsville, Tennessee filed a putative class action lawsuit styled Emily D. Jordan, et al. v. IBP, inc. and Tyson Foods, Inc. in the U.S. District Court for the Middle District of Tennessee against us claiming violations of the overtime provisions of the Fair Labor Standards Act by failing to pay employees for all hours worked. The suit further alleges employees should be paid for the time it takes to collect, assemble and put on, take off and wash their health, safety and production gear at the beginning and end of their shifts and during their meal period. Finally, the suit alleges we deduct 30 minutes per day from employees’ paychecks regardless of whether employees use a full 30-minute period for their meal. The plaintiffs seek a declaration that the defendants did not comply with the Fair Labor Standards Act, and an award for an unspecified amount of back pay compensation and benefits, unpaid entitlements, liquidated damages, prejudgment and post-judgment interest, attorney fees and costs. On November 17, 2003, the District Court conditionally certified a collective action based on clothes changing and washing activities and unpaid production work during meal periods, since the plant operations began in April 2001. Approximately 573 current and former employees have opted into the class. On August 20, 2007, both parties filed motions for summary judgment. Trial was again rescheduled and is now set to begin on September 16, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Tyson Foods, Inc.

We have audited the accompanying consolidated balance sheets of Tyson Foods, Inc. as of September 29, 2007 and September 30, 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended September 29, 2007. Our audits also included the financial statement schedule listed in the Index at Item 9.01 as Exhibit 99.1, Part IV, Exhibits and Financial Statement Schedules, Schedule II, Valuation and Qualifying Accounts. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tyson Foods, Inc. at September 29, 2007 and September 30, 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 29, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 2 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Tyson Foods, Inc.’s internal control over financial reporting as of September 29, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 19, 2007, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Rogers, Arkansas

November 19, 2007, except for those matters described in Note 1 “Business and Summary of Significant Accounting Policies” as it relates to Discontinued Operations, and Note 3 “Discontinued Operations,” as to which the date is September 3, 2008.

FINANCIAL STATEMENT SCHEDULE

TYSON FOODS, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Three Years Ended September 29, 2007

in millions
	Balance at	Charged to		Charged to			Balance at
	Beginning	Costs and		Other	Additions		End of
	of Period	Expenses		Accounts	(Deductions)		Period

Allowance for Doubtful Accounts
2007	$8	$1		$-	$(1)		$8
2006	9	(5)	(1)	-	4	(2)	8
2005	11	(1)		-	(1)		9

(1)	We reduced a portion of the allowance for doubtful accounts as the respective accounts receivable balances were either collected or determined to be collectible.
(2)	We received payments on accounts that had previously been written off.

EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

(dollars in millions)

	Fiscal Years

	2007	2006	2005	2004	2003
Earnings:
Income (loss) from continuing operations
before income taxes	$410	$(268)	$441	$456	$475
Add: Fixed charges	278	325	277	315	337
Add: Amortization of capitalized interest	3	3	2	2	2
Less: Capitalized interest	(2)	(8)	(6)	(3)	(3)
Total earnings	689	52	714	770	811

Fixed Charges:
Interest	228	263	226	269	294
Capitalized interest	2	8	6	3	3
Amortization of debt discount expense	4	5	6	6	5
Rentals at computed interest factor (1)	44	49	39	37	35
Total fixed charges	$278	$325	$277	$315	$337

Ratio of Earnings to Fixed Charges	2.48	-	2.58	2.44	2.41

Insufficient Coverage	$ -	$273	$ -	$ -	$ -

(1)	Amounts represent those portions of rent expense (one-third) that are reasonable approximations of interest costs.